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                                                                    Exhibit 10.1


                           COLOR SPOT NURSERIES, INC.



                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                            Dated: November 20, 2001

                                   $55,000,000



                           FLEET CAPITAL CORPORATION,
                                    AS AGENT

                             AND ADDITIONAL LENDERS
                         FROM TIME TO TIME PARTY THERETO

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                                TABLE OF CONTENTS

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                                                                                PAGE
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SECTION 1.  CREDIT FACILITY.....................................................  1
    1.1.    REVOLVING CREDIT LOANS..............................................  1
SECTION 2.  INTEREST, FEES AND CHARGES..........................................  4
    2.1.    INTEREST............................................................  4
    2.2.    COMPUTATION OF INTEREST AND FEES....................................  5
    2.3.    LIBOR OPTION........................................................  5
    2.4.    CLOSING FEE; ANNUAL AGENCY FEE......................................  6
    2.5.    LETTER OF CREDIT AND LC GUARANTY FEES...............................  6
    2.6.    UNUSED LINE FEE.....................................................  7
    2.7.    CAPITAL ADEQUACY....................................................  7
    2.8.    AUDIT AND APPRAISAL FEES............................................  7
    2.9.    REIMBURSEMENT OF EXPENSES...........................................  7
    2.10.   BANK CHARGES........................................................  8
    2.11.   NO DEDUCTIONS.......................................................  8
SECTION 3.  LOAN ADMINISTRATION.................................................  9
    3.1.    MANNER OF BORROWING REVOLVING CREDIT LOANS..........................  9
    3.2.    PAYMENTS............................................................ 11
    3.3.    MANDATORY PREPAYMENTS............................................... 12
    3.4.    APPLICATION OF PAYMENTS AND COLLECTIONS............................. 13
    3.5.    ALL LOANS TO CONSTITUTE ONE OBLIGATION.............................. 13
    3.6.    LOAN ACCOUNT........................................................ 13
    3.7.    STATEMENTS OF ACCOUNT............................................... 13
    3.8.    SHARING OF PAYMENTS, ETC............................................ 14
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SECTION 4.  TERM AND TERMINATION................................................ 14
    4.1.    TERM OF AGREEMENT................................................... 14
    4.2.    TERMINATION......................................................... 14
SECTION 5.  SECURITY INTERESTS.................................................. 16
    5.1.    SECURITY INTEREST IN COLLATERAL..................................... 16
    5.2.    OTHER COLLATERAL.................................................... 17
    5.3.    LIEN PERFECTION; FURTHER ASSURANCES................................. 18
    5.4.    LIEN ON REALTY...................................................... 18
SECTION 6.  COLLATERAL ADMINISTRATION........................................... 19
    6.1.    GENERAL............................................................. 19
    6.2.    ADMINISTRATION OF ACCOUNTS.......................................... 20
    6.3.    ADMINISTRATION OF INVENTORY......................................... 22
    6.4.    ADMINISTRATION OF EQUIPMENT......................................... 22
    6.5.    PAYMENT OF CHARGES.................................................. 23
    6.6.    APPRAISALS.......................................................... 23
SECTION 7.  REPRESENTATIONS  AND  WARRANTIES.................................... 23
    7.1.    GENERAL REPRESENTATIONS AND WARRANTIES.............................. 23
    7.2.    CONTINUOUS NATURE OF REPRESENTATIONS AND WARRANTIES................. 30
    7.3.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................... 30
SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS................................. 30
    8.1.    AFFIRMATIVE COVENANTS............................................... 30
    8.2.    NEGATIVE COVENANTS.................................................. 32
    8.3.    SPECIFIC FINANCIAL COVENANTS........................................ 36
SECTION 9.  CONDITIONS PRECEDENT................................................ 37
    9.1.    DOCUMENTATION....................................................... 37
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    9.2.    NO DEFAULT.......................................................... 37
    9.3.    OTHER CONDITIONS.................................................... 37
    9.4.    AVAILABILITY........................................................ 37
    9.5.    NO LITIGATION....................................................... 37
    9.6.    AVAILABILITY........................................................ 37
    9.7.    MATERIAL ADVERSE EFFECT............................................. 38
    9.8.    RESTRUCTURING OF PUBLIC BONDS....................................... 38
    9.9.    RESTRUCTURING OF HELLER NOTE........................................ 38
    9.10.   RESTRUCTURING OF SERIES A PREFERRED STOCK........................... 38
SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT................... 38
    10.1.   EVENTS OF DEFAULT................................................... 38
    10.2.   ACCELERATION OF THE OBLIGATIONS..................................... 42
    10.3.   OTHER REMEDIES...................................................... 42
    10.4.   SET OFF AND SHARING OF PAYMENTS..................................... 44
    10.5.   REMEDIES CUMULATIVE; NO WAIVER...................................... 44
SECTION 11. THE AGENT........................................................... 45
    11.1.   AUTHORIZATION AND ACTION............................................ 45
    11.2.   AGENT'S RELIANCE, ETC............................................... 45
    11.3.   FLEET AND AFFILIATES................................................ 46
    11.4.   LENDER CREDIT DECISION.............................................. 46
    11.5.   INDEMNIFICATION..................................................... 46
    11.6.   AGENCY PROVISIONS RELATING TO COLLATERAL............................ 47
    11.7.   AGENT'S RIGHT TO PURCHASE COMMITMENTS............................... 48
    11.8.   RIGHT OF SALE, ASSIGNMENT, PARTICIPATIONS........................... 48
    11.9.   AMENDMENT........................................................... 50
    11.10.  RESIGNATION OF AGENT; APPOINTMENT OF SUCCESSOR...................... 51
    11.11.  RIGHTS AND REMEDIES TO BE EXERCISED BY AGENT ONLY................... 51
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SECTION 12. MISCELLANEOUS....................................................... 51
    12.1.   POWER OF ATTORNEY................................................... 51
    12.2.   INDEMNITY........................................................... 52
    12.3.   NO SALE OF INTEREST BY BORROWER..................................... 53
    12.4.   SEVERABILITY........................................................ 53
    12.5.   SUCCESSORS AND ASSIGNS.............................................. 53
    12.6.   CUMULATIVE EFFECT; CONFLICT OF TERMS................................ 53
    12.7.   EXECUTION IN COUNTERPARTS........................................... 53
    12.8.   NOTICE.............................................................. 53
    12.9.   AGENT'S AND LENDERS' CONSENT........................................ 54
    12.10.  CREDIT INQUIRIES.................................................... 55
    12.11.  TIME OF ESSENCE..................................................... 55
    12.12.  ENTIRE AGREEMENT.................................................... 55
    12.13.  INTERPRETATION...................................................... 55
    12.14.  CONFIDENTIALITY..................................................... 55
    12.15.  GOVERNING LAW; CONSENT TO FORUM..................................... 55
    12.16.  WAIVERS BY BORROWER................................................. 56
    12.17.  ILLINOIS COLLATERAL PROTECTION ACT.................................. 57
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                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made this 20th day of November, 2001, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation with an office at One South Wacker Drive, Suite 1400, Chicago, Illinois 60606, individually as a Lender and as Agent ("Agent") for itself and any other financial institution that is or becomes a party hereto (each such financial institution, including Fleet, is referred to herein as a "Lender" and collectively as the "Lenders"), each Lender and COLOR SPOT NURSERIES, INC., a Delaware corporation with its chief executive office and principal place of business at 3478 Buskirk Avenue, Suite 260, Pleasant Hill, California 94523 ("Borrower"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied. All references to Borrower's months shall be deemed to mean Borrower's fiscal months. This Agreement amends, supersedes, restates and replaces in its entirety that certain Loan and Security Agreement dated October 15, 1998, as amended or otherwise modified through the date hereof, by and among Agent, Fleet, the other financial institutions party thereto as Lenders and Borrower (the "Original Loan Agreement") and, with respect to the Loan Documents, following the execution and delivery of this Agreement all references to the "Loan Agreement" in the Loan Documents shall be deemed to refer to this Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time); PROVIDED, that the "Obligations" governed by the Original Loan Agreement shall remain outstanding and in full force and effect; and, PROVIDED FURTHER, that the execution and delivery of this Agreement shall not constitute a novation of any such Obligations.

                           SECTION 1. CREDIT FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $55,000,000 available upon Borrower's request therefor, as follows:

     1.1. REVOLVING CREDIT LOANS.

          1.1.1. LOANS.

          (a) Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time from the date hereof through September 15, 2003, as requested by Borrower in the manner set forth in subsection 3.1.1, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment and (ii) the product of such Lender's Revolving Loan Percentage multiplied by the Borrowing Base at such time

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          MINUS reserves, if any, and MINUS the LC Amount. Without duplicating such matters as are taken into account in determining eligibility, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall reasonably deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this subsection 1.1.1, including, without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrower's or any of its Subsidiary's businesses; (ii) other sums then due which are chargeable against Borrower's Loan Account as Revolving Credit Loans under any section or subsection of this Agreement; and (iii) such other matters, events, conditions or contingencies as to which Agent, in its reasonable credit judgment, determines reserves should be established from time to time hereunder. Borrower, Lenders and Agent agree that any and all "Revolving Credit Loans", as such term is separately defined in the Original Loan Agreement, outstanding on the Closing Date shall be deemed to be Revolving Credit Loans advanced by the Lenders under this Agreement.

          (b) Insofar as Borrower may request and Lenders may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrower at a time when the unpaid balance of Revolving Credit Loans plus the LC Amount exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance to be made by Lenders pursuant to the terms hereof shall be made by Lenders ratably in accordance with their Revolving Loan Percentages. Overadvances in the aggregate amount of $1,000,000 or less may, be made in the sole and absolute discretion of Agent. Overadvances in the aggregate amount of more than $1,000,000 but less than $2,000,0000 may, be made in the sole and absolute discretion of Majority Lenders. Overadvances in an aggregate amount of $2,000,000 or more shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (x) shall any Overadvances be outstanding for more than 60 consecutive days, (y) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless 60 days or more have expired since the last date on which any Overadvances were outstanding or (z) shall Overadvances be outstanding for more than 90 days within any 180 day period. Borrower, Lenders and Agent hereby agree that any "Overadvances", as such term is separately defined in the Original Loan Agreement, outstanding on the Closing

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          Date shall be repaid in full by the issuance on the Closing Date of a
          Base Rate Revolving Credit Loan, which Borrower hereby acknowledges is requested and Lenders hereby agree to fund. Notwithstanding anything to the contrary in this subsection 1.1.1(b), in no event shall any Overadvances be made to the extent that the same would cause the unpaid balance of Revolving Credit Loans plus the LC Amount to exceed the aggregate Revolving Loan Commitments.

          1.1.2. SWINGLINE LOANS. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent agrees to make Revolving Credit Loans to Borrower when Borrower requests any Revolving Credit Loan (such Revolving Credit Loans to be designated as "Swingline Loans") provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $3,000,000; (ii) when added to the principal amount of Agent's other Revolving Credit Loans then outstanding, exceed Agent's Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding, exceed the Borrowing Base. Within the foregoing limits, Borrower may borrow, repay and reborrow Swingline Loans during the Term. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that all Swingline Loans shall be Base Rate Revolving Credit Portions. Borrower, Agent and the Lenders hereby agree that any and all "Swingline Loans", as such term is separately defined in the Original Loan Agreement, outstanding on the Closing Date shall be deemed to be Swingline Loans advanced by the Lenders under this Agreement.

          1.1.3. LETTERS OF CREDIT; LC GUARANTIES. Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrower, to (i) issue or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower, Letters of Credit for the account of Borrower or (ii) execute LC Guaranties by which Agent, Bank or another Affiliate of Agent, on the date requested by Borrower, shall guaranty the payment or performance by Borrower of its reimbursement obligations with respect to letters of credit, PROVIDED that the LC Amount shall not exceed $5,000,000 at any time. No trade Letter of Credit or LC Guaranty may have an expiration date that is more than 180 days after the date of issuance thereof; no standby Letter of Credit or LC Guaranty may have an expiration date that is more than one year after the date of issuance thereof (provided, however, that any such Letter of Credit or LC Guaranty may be renewable for one or more additional one-year periods); and no Letter of Credit or LC Guaranty may have an expiration date (including any renewals) that is later than the 60th day prior to the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrower, Lenders and Agent hereby agree that all LC Obligations shall be satisfied by the prompt issuance of one or more Base Rate Revolving Credit Loans, which Borrower hereby acknowledges are requested and Lenders hereby agree to fund. In

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     the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations MULTIPLIED BY such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Revolving Loan Commitment.

          1.1.4. USE OF PROCEEDS. The Revolving Credit Loans shall be used solely for Borrower's general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws.

                      SECTION 2. INTEREST, FEES AND CHARGES

     2.1. INTEREST.

          2.1.1. RATES OF INTEREST. Except as provided in the last sentence of this subsection 2.1, interest shall accrue on the principal amount of the Base Rate Revolving Credit Portion and the Base Rate Seasonal Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin PLUS the Base Rate. The foregoing rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower properly exercises the LIBOR Option as provided in subsection 2.3, then, except as provided in the last sentence of this subsection 2.1, interest shall accrue on the principal amount of each LIBOR Revolving Credit Portion and each LIBOR Seasonal Portion outstanding at the end of each day at a rate per annum equal to the Applicable Margin PLUS the LIBOR Rate applicable to each LIBOR Portion for the corresponding LIBOR Period.

          2.1.2. DEFAULT RATE OF INTEREST. Upon and after the occurrence of an Event of Default set forth in subsection 10.1.1 or 10.1.3 and during the continuation thereof, the Agent at its option may, and upon direction of the Majority Lenders shall, cause the principal amount of all Loans to bear interest at a rate per annum equal to 2.0% PLUS the interest rate otherwise applicable thereto (the "Default Rate").

          2.1.3. MAXIMUM INTEREST. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any

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     provisions of this Agreement, are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

     2.2. COMPUTATION OF INTEREST AND FEES.

     Interest, Letter of Credit and LC Guaranty fees and unused line fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) 1 Business Day after receipt by Agent of such items in Agent's account located in Chicago, Illinois.

     2.3. LIBOR OPTION.

               (i) Upon the conditions that: (1) Agent shall have received a LIBOR Request from Borrower at least 3 Business Days prior to the first day of the LIBOR Period requested, (2) there shall have occurred no change in applicable law which would make it unlawful for any Lender to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market, (3) as of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Default or Event of Default, (4) Agent is able to determine the LIBOR Rate in respect of the requested LIBOR Period (5) each Lender is able to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period, and (6) as of the first date of the LIBOR Period, there are no more than 4 outstanding LIBOR Portions including the LIBOR Portion being requested; then interest on the LIBOR Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

               (ii) Each LIBOR Request shall be irrevocable and binding on Borrower. Borrower shall indemnify each Lender for any loss, penalty or expense incurred by such Lender due to failure on the part of Borrower to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or due to the prepayment of the applicable LIBOR Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain the requested LIBOR Portion.

               (iii) If any Legal Requirement shall (1) make it unlawful for any Lender to fund through the purchase of U.S. dollar deposits any LIBOR Portion or otherwise give effect to its obligations as contemplated under this subsection 2.3, or (2) shall impose on any Lender any costs based on or measured by the excess above a specified level of the amount of a category of

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          deposits or other liabilities of such Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of such Lender which includes any LIBOR Portion or (3) shall impose on any Lender any restrictions on the amount of such a category of liabilities or assets which such Lender may hold, then, in each such case, such Lender may, by notice thereof to Borrower, terminate the LIBOR Option. Any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate and in the manner provided for Base Rate Portions pursuant to subsection 2.1.1. Borrower shall indemnify each Lender against any loss, penalty or expense incurred by such Lender due to liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Portion that is terminated hereunder.

               (iv) Subject to subsection 11.8.4, each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Portions free and clear of, and without deduction for, any Taxes. If (1) any Lender shall be subject to any Tax in respect of any LIBOR Portion or any part thereof or, (2) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by Agent on behalf of the affected Lender to reflect all additional costs incurred by such Lender in connection with the payment by such Lender or the withholding by Borrower of such Tax and Borrower shall provide Agent and such Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Agent on behalf of a Lender of the amount of such costs shall, in the absence of manifest error, be conclusive. If after any such adjustment any part of any Tax paid by any Lender is subsequently recovered by such Lender, such Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of such Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

     2.4. CLOSING FEE; ANNUAL AGENCY FEE.

     Borrower shall pay the fees set forth in the fee letter of even date herewith between Borrower and Agent in accordance with the terms of such fee letter.

     2.5. LETTER OF CREDIT AND LC GUARANTY FEES.

     Borrower shall pay to Agent, for the ratable benefit of Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Credit Portions MULTIPLIED BY the aggregate face amount of all Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fees shall be payable monthly in arrears on the first day of each month, PLUS all normal and customary charges associated with the issuance of such Letters of Credit and LC Guaranties, which fees and charges shall be deemed fully earned and

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shall be due and payable upon issuance of each such Letter of Credit or LC
Guaranty and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     2.6. UNUSED LINE FEE.

     Borrower shall pay to Agent, for the ratable benefit of Lenders, a fee equal to .375% per annum of the average daily amount by which $55,000,000 exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans PLUS (ii) the LC Amount, MINUS all Swingline Loans. The unused line fee shall be payable monthly in arrears on the first day of each calendar month hereafter.

     2.7. CAPITAL ADEQUACY.

     If any Lender shall have determined that the adoption after the date of this Agreement of any law, rule or regulation regarding capital adequacy, or any change after the date of this Agreement therein or in the interpretation or application thereof or compliance by any Lender with any request or directive after the date of this Agreement regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender, in its sole discretion, to be material, then from time to time, after submission by such Lender to Agent and Borrower of a written demand therefor, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Lender, and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method.

     2.8. AUDIT AND APPRAISAL FEES.

     Borrower shall pay to Agent out-of-pocket fees in connection with audits and appraisals conducted by Agent's loan analysts of Borrower's books and records and such other matters as Agent shall deem appropriate; PROVIDED, that so long as no Default or Event of Default has occurred, Borrower shall only be required to pay for four such audits and appraisals in any fiscal year of Borrower. Audit fees shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrower.

     2.9. REIMBURSEMENT OF EXPENSES.

     All reasonable fees and expenses of Agent and each Lender incurred in connection with the review and negotiation of this Agreement shall be charged to Borrower. In addition to, and in no way in limitation of, the foregoing, if, (a) at any time or times regardless of whether or

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not an Event of Default then exists, Agent, or (b) at any time or times that an
Event of Default exists, any Lender, incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to a Participating Lender or an assignee; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Agent, any Lender or any Participating Lender against Borrower or any other Person which may be obligated to any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses shall be charged to Borrower. Borrower shall also reimburse Agent and any Lender for expenses incurred by Agent or such Lender in its administration of the Collateral to the extent and in the manner provided in Section 6. All amounts chargeable to Borrower under this subsection 2.9 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent for distribution to the applicable Lender, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Credit Portions from time to time. In addition, if Borrower fails to pay any amount owing under this subsection 2.9 when due, Agent may satisfy such amount by the prompt issuance of one or more Base Rate Revolving Credit Loans, which Borrower hereby acknowledges are requested in such event and Lenders hereby agree to fund in such event.

     2.10. BANK CHARGES.

     Borrower shall pay to Agent, on demand, for distribution to the applicable Lenders any and all fees, costs or expenses which any Lender pays to a bank or other similar institution (including, without limitation, any fees paid by any Lender to any other Lender) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by any Lender of proceeds of loans made by any Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by any Lender, of any check or item of payment received or delivered to such Lender on account of the Obligations.

     2.11. NO DEDUCTIONS.

     Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of a Lender by the jurisdiction of such Lender's applicable lending office or any political subdivision thereof and franchise taxes imposed by the jurisdiction under the laws of which Lender is organized or doing business or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, herein "Tax Liabilities"). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, such Lender receives an amount equal to the sum it would have received had no such deductions been made.

                         SECTION 3. LOAN ADMINISTRATION.

     3.1. MANNER OF BORROWING REVOLVING CREDIT LOANS.

     Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

          3.1.1. LOAN REQUESTS. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower shall give Agent notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing (which shall not be less than $100,000 in the case of Base Rate Portions which are not Swingline Loans (with respect to which there shall be no minimum borrowing amount)) and the proposed borrowing date, no later than 12:00 noon, Chicago, Illinois, time on the proposed borrowing date (or in accordance with subsection 2.3 hereof in the case of a request for a LIBOR Portion), PROVIDED, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

          3.1.2. DISBURSEMENT. Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this subsection 3.1.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

          3.1.3. PAYMENT BY LENDERS. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 1:00 p.m. (Chicago time) on such requested date, wire to a bank designated by

     Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent in its sole discretion, may from its own funds, make a Revolving Credit Loan on behalf of any Lender hereto (unless such Lender is not required to make such Revolving Credit Loan pursuant to the terms of Section 9 and, on the basis of the same, such Lender has notified Agent prior to the time specified above that such Lender does not intend to make its Revolving Loan Percentage of the requested Revolving Credit Loan). In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

          3.1.4. AUTHORIZATION. Borrower hereby irrevocably authorizes Agent to advance to Borrower, and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all costs, fees and expenses at any time owed by Borrower to Agent or any Lender hereunder.

          3.1.5. LETTER OF CREDIT AND LC GUARANTY REQUESTS. A request for a Letter of Credit or LC Guaranty shall be made in the following manner:
     Borrower may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 11:00 a.m. Chicago, Illinois time, one Business Day before the proposed issuance date thereof, in which notice Borrower shall specify the proposed issuer and issuance date; PROVIDED, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required corporate resolutions.

          3.1.6. METHOD OF MAKING REQUESTS. As an accommodation to Borrower, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic requests for Revolving Credit Loans to Agent, and
     (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them; and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the person sending it. Each telephonic request for a Revolving Credit Loan accepted by Agent hereunder shall be promptly followed by a written confirmation of such request from Borrower to Agent.

     3.2. PAYMENTS.

     Except where evidenced by notes or other instruments issued or made by Borrower to any Lender and accepted by such Lender specifically containing payment provisions which are in conflict with this subsection 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

          3.2.1. PRINCIPAL. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Agent, for the ratable benefit of Lenders, immediately upon the earliest of (i) the receipt by Agent or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, except as provided in subsection 6.4.2 and except that, so long as no Default or Event of Default exists, if all Loans outstanding at the time of receipt by Borrower of any such proceeds are LIBOR Portions, then Borrower may direct that such proceeds be held by Agent in either a non-interest bearing cash collateral account maintained by Agent or in an investment that is not a Restricted Investment that is in the possession of Agent to be applied to the payment of principal on the last day of the LIBOR Period applicable to each LIBOR Portion in the order of maturity;
     (ii) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations or (iii) the expiration of the term or termination of this Agreement pursuant to
     Section 4; PROVIDED, HOWEVER, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance.

          3.2.2. INTEREST.

               (i) BASE RATE PORTION. Interest accrued on Base Rate Portions shall be due on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations or (3) the expiration of the term or termination of this Agreement pursuant to Section 4.

               (ii) LIBOR PORTION. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Agent elects to accelerate the maturity and payment of the Obligations or
          (2) the expiration of the term or termination of this Agreement pursuant to Section 4.

          3.2.3. COSTS, FEES AND CHARGES. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2, to Agent or to any other Person designated by Agent in writing.

          3.2.4. OTHER OBLIGATIONS. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

     3.3. MANDATORY PREPAYMENTS.

          3.3.1. MANDATORY PREPAYMENT FROM PROCEEDS OF SALE, LOSS, DESTRUCTION OR CONDEMNATION OF COLLATERAL. Except as otherwise provided in subsection 6.4.2, if Borrower or any of its Subsidiaries sells any of the Collateral (other than Inventory sold in the ordinary course of business), or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Agent, for the ratable benefit of Lenders, as and when received by Borrower or such Subsidiary a sum equal to the proceeds (including insurance payments) received by Borrower or such Subsidiary from such sale, loss, destruction or condemnation. To the extent that the Collateral sold, lost, destroyed or condemned consists of Equipment or real Property, (a) the aggregate Revolving Loan Commitments and the amount set forth in clause (3) of the definition of Borrowing Base set forth herein shall be reduced by an amount equal to the sum of the proceeds of such Equipment or Real Property and (b) the applicable prepayment shall be applied first, to reduce the outstanding principal balance of any Seasonal Advance and second, to reduce the outstanding principal balance of the other Revolving Credit Loans. To the extent that the Collateral sold, lost, destroyed or condemned consists of Accounts, Inventory or other Property other than Equipment or real Property, the applicable prepayment shall be applied first, to reduce the outstanding principal balance of any Seasonal Advance and second, to reduce the outstanding principal balance of the other Revolving Credit Loans. Borrower shall be responsible for any LIBOR breakage fees incurred by any Lender as a result of any prepayments made pursuant to this subsection 3.3; provided, however, that, so long as no Default or Event of Default exists, if all Loans outstanding at the time of receipt by Borrower of any such proceeds are LIBOR Portions, then Borrower may direct that such proceeds be held by Agent in either a non-interest bearing cash collateral account maintained by Agent or in an investment that is not a Restricted Investment that is in the possession of Agent to be applied to the payment of principal on the last day of the LIBOR Period applicable to each LIBOR Portion in the order of maturity.

          3.3.2. PROCEEDS FROM ISSUANCE OF ADDITIONAL DEBT OR EQUITY. Immediately upon the receipt by Borrower of the proceeds of the issuance of any debt or equity

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

     securities subsequent to the date hereof (other than the receipt by Borrower of payment of the exercise price for options, warrants or other convertible securities), Borrower shall pay to Agent for the ratable benefit of Lenders, when and as received by Borrower and as a mandatory prepayment of the Loans, a sum equal to twenty-five percent (25%) of the net cash proceeds of the issuance of such debt or equity securities (net of underwriting discounts and commissions and other reasonable costs associated therewith). Any such prepayment shall be applied to the Loans in the manner set forth in third sentence of subsection 3.3.1.

     3.4. APPLICATION OF PAYMENTS AND COLLECTIONS.

     All items of payment received by Agent by 1:00 p.m., Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 1:00 p.m., Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that, subject to subsection 3.2.1(i), Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by subsection 6.2.6 a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

     3.5. ALL LOANS TO CONSTITUTE ONE OBLIGATION.

     The Loans shall constitute one general Obligation of Borrower, and shall be secured by Agent's Lien, for the ratable benefit of Lenders, upon all of the Collateral.

     3.6. LOAN ACCOUNT.

     Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent for the ratable benefit of Lenders, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

     3.7. STATEMENTS OF ACCOUNT.

     Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall, absent manifest error, be deemed final, binding and conclusive upon Borrower unless Agent is notified by Borrower in writing to the contrary within 30 days of the date each accounting is mailed to

Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

     3.8. SHARING OF PAYMENTS, ETC.

     If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; PROVIDED, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this subsection 3.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this subsection
3.8 shall be made through Agent.

                         SECTION 4. TERM AND TERMINATION

     4.1. TERM OF AGREEMENT.

     Subject to the right of Lenders to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for the period from the date of this Agreement through and including September 15, 2003 (the "Term"), unless earlier terminated as provided in subsection 4.2 hereof.

     4.2. TERMINATION.

          4.2.1. TERMINATION BY AGENT. Agent may, and at the request of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

          4.2.2. TERMINATION BY BORROWER. Upon at least 90 days' prior written notice to Agent, Borrower may, at its option, terminate this Agreement (PROVIDED, that prior written notice of 3 days shall be required if Borrower terminates this Agreement in connection with the sale of substantially all of its and its Subsidiaries' assets or all of its capital stock); PROVIDED, HOWEVER, no such termination shall be effective until Borrower has paid all of the Obligations (except for contingent indemnification obligations under subsection 12.2 or under the indemnification provisions of the Security Documents) in immediately available funds and all Letters of Credit and LC Guaranties have been cash collateralized to Agent's satisfaction or Agent has received an irrevocable letter of credit in form and substance, and issued by a bank, satisfactory to Agent in its sole discretion pursuant to which Agent is entitled to recover the maximum amount at any time payable under each outstanding Letter of Credit or LC Guaranty, plus all costs and fees then or thereafter payable with respect to such Letter of Credit or LC Guaranty under the terms of this Agreement. Any notice of termination given by Borrower shall be irrevocable unless Agent otherwise agrees in writing, and no Lender shall have any obligation to make any Loans, nor shall Agent be required to issue or procure any Letters of Credit or LC Guaranties, on or after the termination date stated in such notice. Borrower may elect to terminate this Agreement in its entirety only. No section or subsection of this Agreement or type of Loan available hereunder may be terminated singly.

          4.2.3. TERMINATION CHARGES. At the effective date of termination of this Agreement for any reason prior to the last day of the Term (except for termination pursuant to subsection 4.2.1), Borrower shall pay to Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 1.0% of the Total Credit Facility.

          4.2.4. EFFECT OF TERMINATION. All of the Obligations (except for contingent indemnification obligations under subsection 12.2 or under the indemnification provisions of the Security Documents) shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of their respective rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (including without limitation all Obligations under subsection 2.3(ii) resulting from such termination, but not including contingent indemnification obligations under subsection 12.2 or under the indemnification provisions of the Security Documents) have been discharged or paid, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Agent shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and each such Lender from any such loss or damage; or (ii) have retained such cash collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

                          SECTION 5. SECURITY INTERESTS

     5.1. SECURITY INTEREST IN COLLATERAL.

     To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby grants to Agent for the benefit of itself and each Lender (and hereby reaffirms its prior grant, pursuant to the terms of the Original Loan Agreement, to Agent and each Lender) a continuing Lien upon all of Borrower's assets, including all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

          (i)     Accounts;

          (ii)    Certificated Securities;

          (iii)   Chattel Paper;

          (iv) Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

          (v)     Contract Rights;

          (vi)    Deposit Accounts;

          (vii)   Documents;

          (viii)  Equipment;

          (ix)    Financial Assets;

          (x)     Fixtures;

          (xi)    General Intangibles, including Payment Intangibles and
     Software;

          (xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

          (xiii)  Instruments;

          (xiv)   Intellectual Property;

          (xv)    Inventory;

          (xvi)   Investment Property;

          (xvii)  money (of every jurisdiction whatsoever);

          (xviii) Letter-of-Credit Rights;

          (xix)   Payment Intangibles;

          (xx)    Security Entitlements;

          (xxi)   Software;

          (xxii)  Supporting Obligations;

          (xxiii) Uncertificated Securities; and

          (xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any license, permit, lease or contract expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in Borrower's rights under such license, permit, lease or contract (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such license, permit, lease or contract.

     It is the intention of the parties to this Agreement that the security interests granted hereby are a continuation and reaffirmation of the security interests granted under the Original Loan Agreement.

     5.2. OTHER COLLATERAL.

          5.2.1. COMMERCIAL TORT CLAIMS. Borrower shall promptly notify Agent in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrower represents and warrants that as of the date of this Agreement, to its knowledge, it does not possess any Commercial Tort Claims.

          5.2.2. OTHER COLLATERAL. Borrower shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent.

     5.3. LIEN PERFECTION; FURTHER ASSURANCES.

     Borrower shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in subsection 5.1, on Borrower's behalf. Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent or Majority Lenders, to give effect to or carry out the terms or intent of the Loan Documents.

     5.4. LIEN ON REALTY.

     The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real Property of Borrower now or hereafter owned. Unless already executed, each Mortgage shall be executed by Borrower in favor of Agent. Unless already recorded, each Mortgage shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected first Lien on the real Property covered thereby. Unless already delivered, Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and the Lenders, on the Property covered by each Mortgage, subject only to those exceptions acceptable to Agent and its counsel. Borrower shall deliver to Agent such other documents, including, without limitation, as-built survey prints of the real Property, as Agent and its counsel (or Majority Lenders) may request relating to the real Property subject to the Mortgages.

                      SECTION 6. COLLATERAL ADMINISTRATION

     6.1. GENERAL.

          6.1.1. LOCATION OF COLLATERAL. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower and its Subsidiaries at one or more of the business locations set forth in EXHIBIT
     6.1.1 and such additional business locations as to which Borrower has given Agent 30 days advance written notice and with respect to which Borrower has obtained mortgages, leasehold mortgages or landlords' waivers satisfactory to Agent and Majority Lenders and shall not, without the prior written approval of Agent, be moved therefrom (other than to another location on EXHIBIT 6.1.1) except, prior to an Event of Default and Agent's acceleration of the maturity of the Obligations in consequence thereof, for
     (i) sales of Inventory in the ordinary course of business; and (ii) removals in connection with dispositions of Equipment that are authorized by subsection 6.4.2.

          6.1.2. INSURANCE OF COLLATERAL. Borrower shall maintain and pay for insurance upon all Collateral wherever located and with respect to Borrower's and each Subsidiary's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Unless already delivered by Borrower to Agent, Borrower shall deliver the originals of such policies to Agent with satisfactory lender's loss payable endorsements, naming Agent as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent, for the benefit of itself and each Lender, shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

          6.1.3. PROTECTION OF COLLATERAL. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all

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     excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower or a Subsidiary of Borrower. If Borrower or a Subsidiary of Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

     6.2. ADMINISTRATION OF ACCOUNTS.

          6.2.1. RECORDS, SCHEDULES AND ASSIGNMENTS OF ACCOUNTS. Borrower shall, and shall cause each of its Subsidiaries to, keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent and each Lender on such periodic basis as Agent shall require (in its sole discretion), upon not less than one Business Day's notice, a borrowing base certificate for the applicable period, in form satisfactory to Agent. On or before the 20th day of each month from and after the date hereof, Borrower shall deliver to Agent and each Lender, in form acceptable to Agent, a summary aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses and face value for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, any other information as Agent or any Lender shall reasonably request. If requested by Agent, Borrower shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with any other information Agent shall reasonably request.

          6.2.2. DISCOUNTS, ALLOWANCES, DISPUTES. If Borrower or any of its Subsidiaries grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall, and shall cause any such Subsidiary to, report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

          6.2.3. TAXES. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to

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     charge Borrower therefor, provided, however that Agent shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower or any of its Subsidiaries.

          6.2.4. ACCOUNT VERIFICATION. Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right, at any time or times, in the name of Agent or any Lender, any designee of any Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise; PROVIDED, that prior to the occurrence of a Default or Event of Default, Agent shall obtain Borrower's approval of any procedure utilized in connection with such verification. Borrower shall, and shall cause it Subsidiaries to, cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

          6.2.5. MAINTENANCE OF DOMINION ACCOUNT. Borrower shall, and shall cause each Company to, maintain a Dominion Account or Accounts pursuant to lockbox arrangements reasonably acceptable to Agent and Majority Lenders with such banks as may be selected by Borrower or such Company and be reasonably acceptable to Agent. Borrower shall, and shall cause each Company to, issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, for payment of Obligations, and Borrower shall, and shall cause each Company to, obtain the agreement by such banks in favor of Agent to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

          6.2.6. COLLECTION OF ACCOUNTS, PROCEEDS OF COLLATERAL. To expedite collection, Borrower shall, and shall cause each Company to, endeavor in the first instance to make collection of its Accounts for Lenders. All remittances received by Borrower or any Company on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property by Borrower or such Company as trustee of an express trust for Agent's benefit and Borrower or such Company shall immediately deposit the same in kind in the Dominion Account. Agent retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

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     6.3. ADMINISTRATION OF INVENTORY.

          6.3.1. RECORDS AND REPORTS OF INVENTORY. Borrower and each of its Subsidiaries shall keep accurate and complete records of its Inventory. Borrower shall furnish to Agent and each Lender Inventory reports in form and detail satisfactory to Agent at such times as Agent shall require (in its sole discretion). Borrower shall conduct a physical inventory no less frequently than monthly (or quarterly, to the extent that such inventories have been historically performed on a quarterly basis with respect to the applicable facility) and shall provide to Agent and each Lender a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall request. In addition, on a semi-annual basis, the value of the Eligible Inventory owned by the Companies (calculated on the basis of the lower of cost or market with the cost calculated on an average cost basis) shall be established by appraisals of such Eligible Inventory that are (a) conducted, at Borrower's expense, each December and June (commencing with June, 2002) by appraisers acceptable to Agent and (b) delivered to Agent prior to January 1 and July 1 of each year (commencing with July 1, 2002).

     6.4. ADMINISTRATION OF EQUIPMENT.

          6.4.1. RECORDS AND SCHEDULES OF EQUIPMENT. Borrower and each of its Subsidiaries shall keep accurate records itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2, and shall furnish Agent and Lenders with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Promptly on request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment.

          6.4.2. DISPOSITIONS OF EQUIPMENT. Borrower shall not, and shall cause its Subsidiaries not to, sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Agent; PROVIDED, HOWEVER, that so long as no Default or Event of Default exists, Borrower and its Subsidiaries may sell or dispose of Equipment, provided that if the proceeds of any such disposition (i) are less than $500,000, Agent shall apply such proceeds to the outstanding Revolving Credit Loan balance outstanding and shall permit Borrower to reborrow such proceeds in accordance with the terms of this Agreement solely for use in replacing the Equipment disposed of with new Equipment usable in the business of Borrower or a Subsidiary of Borrower and subject to no Liens other than Permitted Liens or (ii) are equal to or greater than $500,000, Agent shall provisionally apply such proceeds to reduce the outstanding Revolving Credit Loan balance outstanding for a period of 30 days. Within 30 days following receipt by Borrower of proceeds of disposition in an amount equal to or greater than $500,000, Borrower may submit to Agent a written statement detailing Borrower's plans to pay costs incurred as a result of such disposition and to reinvest the balance of such proceeds in productive assets

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

     to be used in its business. If Agent receives such a statement within such period, Agent shall permit Borrower to reborrow such proceeds in accordance with the terms of this Agreement to execute such reinvestment plan for a period of 180 days following receipt by Borrower of such proceeds. If no such plan is submitted within said 30 days, all of such proceeds or, if such a plan is so submitted, all of such proceeds remaining after said 180 days, shall be applied to permanently reduce the amount set forth in clause
     (3) of the definition of Borrowing Base set forth herein.

     6.5. PAYMENT OF CHARGES.

     All amounts chargeable to Borrower under this Section 6 shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Credit Portions from time to time.

     6.6. APPRAISALS.

     On an annual basis, the orderly liquidation value of the Equipment owned by the Companies and the fair market value of the real Property owned by the Companies shall be established by appraisals of such Equipment and real Property ("Appraisals") that are (a) conducted, at Borrower's expense, each September by appraisers acceptable to Agent and (b) delivered to Agent prior to October 1 of each year.

                    SECTION 7. REPRESENTATIONS AND WARRANTIES

     7.1. GENERAL REPRESENTATIONS AND WARRANTIES.

     To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrower warrants, represents and covenants to Agent and each Lender that:

          7.1.1. ORGANIZATION AND QUALIFICATION. Borrower and each of its Subsidiaries, as applicable, is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or limited partnership, as applicable, in each state or jurisdiction listed on EXHIBIT 7.1.1 and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, except when the failure to so qualify would not have a Material Adverse Effect.

          7.1.2. POWER AND AUTHORITY. Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and limited partnership action, as applicable, and do not and will not (i) require any consent or approval of the general or limited partners or the shareholders of Borrower or any of Borrower's Subsidiaries; (ii) contravene Lone Star's agreement of limited partnership or Borrower's or any of its other Subsidiary's charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any such Subsidiary; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

          7.1.3. LEGALLY ENFORCEABLE AGREEMENT. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditor's rights generally.

          7.1.4. CAPITAL STRUCTURE. EXHIBIT 7.1.4 states, as of the date hereof,
     (i) the correct name of Borrower and each of the Subsidiaries of Borrower, its jurisdiction of incorporation or formation, its organizational identification number and, with respect to each of the Subsidiaries of Borrower, the percentage of its Voting Stock or limited partnership interests, as applicable, owned by Borrower, (ii) the names of Borrower's corporate or joint venture Affiliates and the nature of the affiliation,
     (iii) the number, nature and holder of all outstanding Securities of Borrower and each Subsidiary of Borrower and (iv) the number of partnership interests of Lone Star and the number of authorized, issued and treasury shares of Borrower and each other Subsidiary of Borrower. Borrower has good title to all of the shares and limited partnership interests it purports to own of the stock and limited partnership interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares and limited partnership interests have been duly issued and are fully paid and non-assessable. Except as set forth on
     EXHIBIT 7.1.4, and except for options issued to purchase capital stock of Borrower to non-management employees, directors and consultants of Borrower or its Subsidiaries, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, partnership interests or shares of the capital stock of Borrower or any of its Subsidiaries. Except as set forth on EXHIBIT 7.1.4, and except for options issued to non-management employees of Borrower or its Subsidiaries, there are no outstanding agreements or instruments binding upon any of Borrower's

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

     shareholders relating to the ownership of its shares of capital stock. Lone Star GP is the sole general partner of Lone Star.

          7.1.5. CORPORATE NAMES. Neither Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on EXHIBIT 7.1.5 and except for those used by Borrower or any Subsidiary in the future after giving Agent 30 days advance written notice. Except as set forth on EXHIBIT 7.1.5, neither Borrower and nor any of its Subsidiaries has been the survivor of a merger or consolidation or has acquired all or substantially all of the assets of any Person.

          7.1.6. BUSINESS LOCATIONS; AGENT FOR PROCESS. Borrower's and each of its Subsidiaries' chief executive office and other places of business are as listed on EXHIBIT 6.1.1. During the one-year period preceding the date hereof, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on
     EXHIBIT 6.1.1. Except as shown on EXHIBIT 6.1.1, no Inventory is stored with a bailee, warehouseman or similar party, nor is any Inventory consigned to any Person.

          7.1.7. TITLE TO PROPERTIES; PRIORITY OF LIENS. Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower or one of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's or such Subsidiary's Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 are first priority Liens, subject only to Permitted Liens.

          7.1.8. ACCOUNTS. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by any Company with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Eligible Account:

               (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

               (ii) It arises out of a completed, BONA FIDE sale and delivery of goods or rendition of services by a Company in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Company and the Account Debtor and the Account Debtor is not an Affiliate of such Company;

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

               (iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

               (iv) Such Account, and Agent's Lien therein, is not, and will not (by voluntary act or omission of any Company) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except as disclosed in the most recent schedule of Accounts delivered by Borrower to Agent and except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to a Company and is not contingent in any respect or for any reason;

               (v) Except pursuant to the Conditional Sales Program, no company has made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by such Company in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to subsection 6.2.1;

               (vi) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto;

               (vii) To the best of Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

               (viii) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

          7.1.9. EQUIPMENT. The Equipment taken as a whole is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower shall not, and shall cause each of its Subsidiaries not to, permit any of the Equipment to become affixed to any real Property leased to Borrower or such Subsidiary so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real

     Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and Borrower shall not, and shall cause each of its Subsidiaries not to, permit any of the Equipment to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

          7.1.10. FINANCIAL STATEMENTS; FISCAL YEAR. The Consolidated and consolidating balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of December 31, 2000, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower's and such Persons' operations for such periods. Since December 31, 2000, there has been no material change in the condition, financial or otherwise, of Borrower or such other Persons as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on December 31 of each year.

          7.1.11. FULL DISCLOSURE. The financial statements referred to in subsection 7.1.10 do not, nor does this Agreement or any other written statement of Borrower or any of its Subsidiaries to Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading, except in cases where corrections are made to the financial statements with the consent of Agent. There is no fact which Borrower or any of its Subsidiaries has failed to disclose to Agent in writing which materially affects adversely or, so far as Borrower can now reasonably foresee, will materially affect adversely the Properties, business, prospects or condition (financial or otherwise) of Borrower or any of its Subsidiaries or the ability of Borrower or any of its Subsidiaries to perform this Agreement or the other Loan Documents.

          7.1.12. SOLVENT FINANCIAL CONDITION. Borrower and each of its Subsidiaries is now and, after giving effect to the Loans to be made hereunder, at all times will be, Solvent.

          7.1.13. SURETY OBLIGATIONS. Neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

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          7.1.14. TAXES. The federal tax identification number of Borrower and each of its Subsidiaries is shown on EXHIBIT 7.1.14. Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and Borrower or such Subsidiary maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and each of its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

          7.1.15. BROKERS. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

          7.1.16. PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. Borrower and each of its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on EXHIBIT 7.1.16.

          7.1.17. GOVERNMENTAL CONSENTS. Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except in cases where the failure to have any such items does not cause a Material Adverse Effect.

          7.1.18. COMPLIANCE WITH LAWS. Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation which could reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 ET SEQ.), as amended.

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          7.1.19. RESTRICTIONS. Neither Borrower nor any of its Subsidiaries is
     a party or subject to any contract, agreement, or charter or other corporate or limited partnership restriction, which materially and adversely affects the use or ownership of any of its Properties. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on EXHIBIT 7.1.19, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

          7.1.20. LITIGATION. Except as set forth on EXHIBIT 7.1.20, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries which could reasonably be expected to cause a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

          7.1.21. NO DEFAULTS. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Except as set forth on EXHIBIT 7.1.21, after giving effect to the closing on the date hereof of the transactions contemplated by this Agreement, neither Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed.

          7.1.22. LEASES. EXHIBIT 7.1.22 is a complete listing of all capitalized leases and operating leases of Borrower and its Subsidiaries. Borrower and each of its Subsidiaries is in material compliance with all of the terms of each of its respective capitalized and operating leases.

          7.1.23. PENSION PLANS. Except as disclosed on EXHIBIT 7.1.23, neither Borrower nor any of its Subsidiaries has any Plan. Borrower and each of its Subsidiaries is in material compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could reasonably be expected to result in a Material Adverse Effect exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

          7.1.24. TRADE RELATIONS. After giving effect to each of the transactions contemplated by this Agreement, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business

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

     relationship between Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any of its Subsidiaries, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or any of its Subsidiaries or prevent Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

          7.1.25. LABOR RELATIONS. Except as described on EXHIBIT 7.1.25, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

          7.1.26. DESIGNATED SENIOR DEBT. Other than the Obligations and the Indebtedness evidenced by the Secured Subordinated Debt Documents, there exists no other Designated Senior Debt (as defined in the New Indenture).

     7.2. CONTINUOUS NATURE OF REPRESENTATIONS AND WARRANTIES.

     Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's or any of its Subsidiaries' business or operations that would render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Agent has consented to such changes or such changes are expressly permitted by this Agreement. Schedules to this Agreement may be updated by Borrower to reflect any such changes.

     7.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

                 SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

     8.1. AFFIRMATIVE COVENANTS.

     During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnification obligations under subsection 12.2 or under the indemnification provisions of the Security Documents), Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, it shall:

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

          8.1.1. VISITS AND INSPECTIONS. Permit representatives of Agent, or any Lender accompanying Agent, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from their respective books and records, and discuss with their respective officers, employees and independent accountants, Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations.

          8.1.2. NOTICES. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading.

          8.1.3. FINANCIAL STATEMENTS. Keep, and cause its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP):

               (i) not later than 90 days after the close of each fiscal year of Borrower, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Borrower and each of its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower acceptable to Agent;

               (ii) not later than 30 days after the end of each month hereafter, including the last month of Borrower's fiscal year, unaudited interim financial statements (which shall consist of an income statement, statement of cash flows and a balance sheet) of Borrower and each of its Subsidiaries as of the end of such month and of the portion of Borrower's fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and each of its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

               (iii) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders in their capacity as shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

               (iv) promptly after the filing thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

               (v) such other data and information (financial and otherwise) as Agent, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's or any of its Subsidiaries' financial condition or results of operations.

     Concurrently with the delivery of the financial statements described in clause (i) of this subsection 8.1.3, Borrower shall forward to Agent and each Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent and each Lender a certificate of the aforesaid certified public accountants certifying to Agent and Lenders that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner satisfactory to Agent, that they are aware that Agent and each Lender is relying on such financial statements in making its decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this subsection 8.1.3, or more frequently if requested by Agent, Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of EXHIBIT 8.1.3 executed by the Chief Financial Officer of Borrower.

          8.1.4. LANDLORD AND STORAGE AGREEMENTS. Provide Agent with copies of all agreements between Borrower or any of its Subsidiaries and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

          8.1.5. GUARANTOR FINANCIAL STATEMENTS. Deliver or cause to be delivered to Agent financial statements for each Guarantor (to the extent not delivered pursuant to subsection 8.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

          8.1.6. PROJECTIONS. No later than 30 days prior to the end of each fiscal year of Borrower, deliver to Agent Projections of Borrower and its Subsidiaries for the forthcoming fiscal year, month by month.

     8.2. NEGATIVE COVENANTS.

     During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnification obligations under subsection

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

12.2 or under the indemnification provisions of the Security Documents), Borrower covenants that, unless Majority Lenders have first consented thereto in writing, it will not:

          8.2.1. MERGERS; CONSOLIDATIONS; ACQUISITIONS. Merge or consolidate, or permit any Subsidiary of Borrower to merge or consolidate, with any Person; or acquire, or permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person; PROVIDED, that any Subsidiary of Borrower may merge with and into any other Subsidiary of Borrower.

          8.2.2. LOANS. Make, or permit any Subsidiary of Borrower to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business and advance payments made for Christmas tree purchases in the ordinary course of business) to any Person, other than Subsidiary Loans.

          8.2.3. TOTAL INDEBTEDNESS FOR MONEY BORROWED. Create, incur, assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Indebtedness for Money Borrowed, except:

               (i) Obligations owing to Agent and Lenders under this Agreement;

               (ii)   the Indebtedness evidenced by the New Bonds;

               (iii)  the Indebtedness evidenced by the New Heller Note;

               (iv) the Indebtedness evidenced by the Secured Subordinated Debt Documents;

               (v) other Indebtedness for Money Borrowed existing on the Closing Date as set forth on EXHIBIT 8.2.3;

               (vi) Indebtedness of any Subsidiary of Borrower resulting from a Subsidiary Loan;

               (vii)  Permitted Purchase Money Indebtedness;

               (viii) obligations incurred in connection with interest rate protection arrangements; and

               (ix) unsecured Indebtedness for Money Borrowed not included in paragraphs (i) through (v) above which does not exceed at any time, in the aggregate, the sum of $1,000,000.

          8.2.4. AFFILIATE TRANSACTIONS. Enter into, or be a party to, or permit any Subsidiary of Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower, except (i) in the ordinary course of and pursuant to the

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

     reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary and (ii) usual and customary employment agreements and indemnification arrangements contained in a Borrower's or a Subsidiary's formation documents as in effect on the date hereof.

          8.2.5. LIMITATION ON LIENS. Create or suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

               (i) Liens at any time granted in favor of Agent, for the benefit of itself and each Lender;

               (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14, but only if in Agent's reasonable judgment such Lien does not adversely affect Agent's or Lenders' rights or the priority of Agent's Lien in the Collateral;

               (iii) Liens arising in the ordinary course of Borrower's or any Subsidiary's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or such Subsidiary or materially impair the use thereof in the operation of Borrower's or such Subsidiary's business;

               (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

               (v)    such other Liens as appear on EXHIBIT 8.2.5;

               (vi) so long as no Event of Default has occurred and is continuing, attachment, judgment and other similar non-tax Liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or its Subsidiaries or materially impair the use thereof in the operation of Borrower's or any of its Subsidiary's businesses;

               (vii) reservations, exceptions, easements, rights of way and other similar encumbrances affecting real Property, provided, that, in Agent's sole judgment, they do not in the aggregate materially detract from the value of said

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

          Properties or materially interfere with their use in the ordinary conduct of Borrower's or any of its Subsidiary's businesses, and, if said real Property constitutes Collateral, Agent has consented thereto;

               (viii) Liens in favor of Catalyst under the Secured Subordinated Debt Documents to the extent that the same have been subordinated to the Liens securing the Obligations pursuant to documentation acceptable to Agent; and

               (ix) such other Liens as Majority Lenders may hereafter approve in writing.

          8.2.6. SUBORDINATED DEBT. (i) Make, or permit any Subsidiary of Borrower to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto (or, in the case of the New Bonds, the subordination provisions set forth in the New Indenture) or (ii) without Majority Lenders' prior written consent, agree to (a) any amendment or other modification of the subordination provisions of any documentation evidencing or relating to any Subordinated Debt or (b) any amendment or other modification to any documentation evidencing any Subordinated Debt that would increase the interest rate applicable thereto, accelerate the maturity date of any payment owing in respect thereof (including any redemption, prepayment or defeasance provision or Borrower's obligation to pay cash interest) or otherwise modify any of the provisions of such Subordinated Debt in any manner that adversely affects Borrower, Agent or any Lender.

          8.2.7. AMENDMENTS REGARDING PREFERRED STOCK. Without Majority Lenders' prior written consent, agree to any amendment or other modification to the documentation relating to the Series A Preferred Stock, the Series B Preferred Stock or the Series B-1 Preferred Stock that would increase the interest or dividend rate applicable thereto, accelerate the maturity date of any payment owing in respect thereof (including any redemption, prepayment or defeasance provision or Borrower's obligation to pay cash dividends) or otherwise modify any of the provisions of such Preferred Stock in any manner that adversely affects Borrower, Agent or any Lender.

          8.2.8. DISTRIBUTIONS. Declare or make, or permit any Subsidiary of Borrower to declare or make, any Distributions (other than Distributions made when no Default or Event of Default exists to Borrower by a Subsidiary) except for redemptions of stock or options issued to employees whose employment has been terminated, provided that (i) such redemptions shall not exceed $300,000 in the aggregate during the Term and (ii) Availability equals or exceeds $3,000,000 after giving effect to any such redemptions.

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

          8.2.9. CAPITAL EXPENDITURES. Make Capital Expenditures (including, without limitation, by way of capitalized leases), excluding any reinvestments in Equipment as described in subsection 6.4.2 and any casualty insurance proceeds received by Borrower or any of its Subsidiaries which are spent to replace Collateral which is lost or destroyed, which, in the aggregate, as to Borrower and all of its Subsidiaries, exceed (i) $5,500,000 for the fiscal year of Borrower ending December 31, 2001 and
     (ii) $6,000,000 for each other fiscal year of Borrower commencing with the fiscal year ending December 31, 2002, except that any unused portion of the Capital Expenditure allowance for any fiscal year may be carried over to the immediately succeeding fiscal year to be used in such succeeding fiscal year after all of the Capital Expenditure allowance for that year has been used.

          8.2.10. DISPOSITION OF ASSETS. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of, any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of business for so long as no Event of Default exists hereunder, (ii) transfers of Property to Borrower by a Subsidiary of Borrower or (iii) dispositions expressly authorized by this Agreement.

          8.2.11. STOCK OF SUBSIDIARIES. Permit any of Borrower's Subsidiaries to issue any additional shares of its capital stock or any additional partnership interests, except director's qualifying shares.

          8.2.12. BILL-AND-HOLD SALES, ETC. Except pursuant to the Conditional Sales Program, make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis.

          8.2.13. RESTRICTED INVESTMENT. Make or have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment.

          8.2.14. TAX CONSOLIDATION. File or consent to the filing of any consolidated income tax return with any Person other than any Subsidiary of Borrower.

          8.2.15. FISCAL YEAR. Change, or permit any of its Subsidiaries to change, its fiscal year except, upon reasonable advance notice to Agent, a change to a calendar year end.

     8.3. SPECIFIC FINANCIAL COVENANTS.

     During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnification obligations under subsection 12.2 or under the indemnification provisions of the Security Documents), Borrower covenants that, unless otherwise consented to by Majority Lenders in writing, it shall comply with all of the financial covenants set forth in EXHIBIT 8.3.

                         SECTION 9. CONDITIONS PRECEDENT

     Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections or subsections of this Agreement, neither Agent nor any Lender shall be required to make any Loan, nor shall Agent be required to issue or procure any Letter of Credit or LC Guaranty, under this Agreement unless and until each of the following conditions has been and continues to be satisfied or waived pursuant to subsection 11.9:

     9.1. DOCUMENTATION. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments and certificates as Agent and its counsel shall require (including, without limitation, subordination agreements relating to the Secured Subordinated Debt and the New Heller Note, legal opinions of counsel to Borrower and certificates and other documentation relating to insurance policies of Borrower) in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

     9.2. NO DEFAULT. No Default or Event of Default shall exist.

     9.3. OTHER CONDITIONS. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

     9.4. AVAILABILITY. Agent shall have determined that immediately after Lenders have made the initial Loans contemplated hereby, and all closing costs incurred in connection with the transactions contemplated hereby have been paid or accrued, Availability shall not be less than $7,000,000.

     9.5. NO LITIGATION. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

     9.6. RESTRUCTURING OF PUBLIC BONDS. Not less than 95% in principal amount of the Prior Bonds shall have been exchanged for the New Bonds and Series B Preferred Stock pursuant to documentation acceptable to Agent and Majority Lenders. The terms and conditions of the New Bonds and the Series B Preferred Stock shall be acceptable to Agent and Majority Lenders. To the extent that any Prior Bonds remain outstanding, the terms and conditions of the Prior Indenture shall have been amended in a manner acceptable to Agent and Majority Lenders. After giving effect to the foregoing exchange, the aggregate principal amount of the Prior Bonds and the New Bonds shall not exceed $53,000,000.

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

     9.7. RESTRUCTURING OF HELLER NOTE. The Prior Heller Note shall have been exchanged for the New Heller Note and Series B-1 Preferred Stock pursuant to documentation acceptable to Agent and Majority Lenders. The terms and conditions of the New Heller Note (including, without limitation, subordination terms applicable to the same) shall be acceptable to Agent and Majority Lenders.

     9.8. FUNDING OF SECURED SUBORDINATED DEBT. The entire amount of the Secured Subordinated Debt shall have been funded in accordance with the terms of the Secured Subordinated Debt Documents.

     9.9. RESTRUCTURING OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall have been restructured pursuant to terms and conditions satisfactory to Agent and Majority Lenders.

          SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1. EVENTS OF DEFAULT.

     The occurrence of one or more of the following events shall constitute an "Event of Default":

          10.1.1. PAYMENT OF OBLIGATIONS. Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and, in the case of interest payments only, such failure continues for 5 days after the due date thereof.

          10.1.2. MISREPRESENTATIONS. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of Borrower, any Subsidiary of Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to subsection 7.2 hereof.

          10.1.3. BREACH OF SPECIFIC COVENANTS. Borrower shall fail or neglect to perform, keep or observe any covenant contained in subsections 5.2, 5.3, 6.1.1, 6.2, 8.1.1, 8.1.3, 8.2 or 8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

          10.1.4. BREACH OF OTHER COVENANTS. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in subsection 10.1) and the breach of such other covenant is not cured to Agent's satisfaction within 30 days after the sooner to occur of Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any executive officer of Borrower.

          10.1.5. DEFAULT UNDER SECURITY DOCUMENTS, OTHER AGREEMENTS OR PURCHASE DOCUMENT. Any event of default shall occur under, or Borrower or any of its Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

          10.1.6. OTHER DEFAULTS. There shall occur any default or event of default on the part of Borrower or any of its Subsidiaries under any agreement, document or instrument to which Borrower or such Subsidiary is a party or by which Borrower or such Subsidiary or any of its Property is bound, creating or relating to any Indebtedness for Money Borrowed in an amount exceeding, at any time, $500,000 in the aggregate (other than the Obligations), if (a) the payment or maturity of such Indebtedness is accelerated in consequence of such event of default, (b) demand for payment of such Indebtedness is made or (c) any collection action in respect thereof is commenced.

          10.1.7. UNINSURED LOSSES. Any material loss, theft, damage or destruction of any of the Collateral such that the aggregate value of such Collateral MINUS the amount of such Collateral covered by insurance exceeds $500,000.

          10.1.8. INSOLVENCY AND RELATED PROCEEDINGS. Borrower or any Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower or any Guarantor under the federal bankruptcy laws (if against Borrower or any Guarantor, the continuation of such proceeding for more than 60 days), or Borrower or any Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

          10.1.9. BUSINESS DISRUPTION; CONDEMNATION. There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower or any Guarantor for a period which significantly and adversely affects Borrower's, such Subsidiary's or such Guarantor's capacity to continue its business, on a profitable basis; or Borrower, any Subsidiary of Borrower or any Guarantor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower, such Subsidiary or such Guarantor which is necessary to the continued or lawful operation of its business; or Borrower, any Subsidiary of Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower, such Subsidiary or any Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

          10.1.10. CHANGE OF OWNERSHIP.

     (a) The occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Borrower to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement); (ii) the approval by the holders of the capital stock of Borrower of any plan or proposal for the liquidation or dissolution of Borrower (whether or not otherwise in compliance with the provisions of this Agreement); (iii) any Person or Group (other than KCSN Acquisition Company, L.P. and its Affiliates, Kohlberg & Company, LLC and its Affiliates, Kohlberg Management IV, LLC and its Affiliates, Michael F. Vukelich and his Affiliates, SunAmerica Asset Management Corp., AIG Global Investment Corp., Ares Management, L.P., and TCW/Crescent Mezzanine, LLC, or the holders of the Prior Bonds (immediately prior to the issuance of the New Bonds) or any combination of such entities and their respective Affiliates) shall become the owner, directly or indirectly, beneficially or of record, of more than 35% of the shares of the issued and outstanding capital stock of Borrower that is generally entitled to vote for the election of directors (other than the Series A Preferred Stock and the Series B Preferred Stock (but not the Series B-1 Preferred Stock)); (iv) the replacement of a majority of Borrower's directors over a two-year period from the directors who constituted the directors of Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of any of (A) Agent, (B) the holders of a majority of the issued and outstanding shares of Series B Preferred Stock (but not the Series B-1 Preferred Stock), or (C) a majority of the directors of Borrower then still in office who either were directors at the beginning of such period or whose election as a director was previously so approved; (v) the occurrence of any "Change of Control" under and as defined in the New Indenture or (vi) the occurrence of any "Change of Control" under and as defined in the Certificates of Designation for the Series A Preferred Stock or the Series B Preferred Stock (but not the Series B-1 Preferred Stock).

     (b) Either (i) David Barrett ceases for any reason whatsoever to be the chief executive officer of Borrower and is not replaced within 60 days by a chief executive officer reasonably acceptable to Agent or (ii) Charles Ferer ceases for any reason whatsoever to be the chief financial officer of Borrower and is not replaced within 60 days by a chief financial officer reasonably acceptable to Agent.

     (c) David Barrett ceases for any reason whatsoever to be the chief executive officer of Borrower and Charles Ferer ceases for any reason whatsoever to be the chief financial officer of Borrower within any period of six (6) consecutive months.

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          10.1.11. ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary of Borrower or any Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan.

          10.1.12. CHALLENGE TO AGREEMENT. Borrower, any Subsidiary of Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, for the benefit of itself and Lenders.

          10.1.13. REPUDIATION OF OR DEFAULT UNDER GUARANTY AGREEMENT. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

          10.1.14. JUDGMENTS. Any money judgment, writ of attachment or similar process (collectively, "Judgments") is issued or rendered against Borrower or any of its Subsidiaries, or any of their respective Property (i) in the case of money Judgments, in an amount of $250,000 or more for any single judgment, attachment or process or $500,000 for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) are reasonably likely to have a material adverse effect on the business of Borrower or any of its Subsidiaries, and, in each case, which judgment, attachment or process is not stayed, released or discharged within 45 days of if being filed against Borrower, any Subsidiary of Borrower or any Guarantor, or any of their respective Property.

          10.1.15. CRIMINAL ACTIVITY. Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower or any Guarantor which would be reasonably expected to have a Material Adverse Effect or a material and adverse impact on the reputation or goodwill of Borrower or any Guarantor.

          10.1.16. ENVIRONMENTAL MATTERS.

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     (a)  Any inquiry, investigation or administrative or judicial proceeding is commenced against Borrower or any Guarantor with respect to any Environmental Condition which is reasonably expected, individually or in the aggregate, to result in a liability equal to or in excess of $250,000.

     (b) Any order, decree, fine or penalty shall be entered against or imposed upon Borrower or any Guarantor or any real Property with respect to an Environmental Condition where the cost of compliance or the amount of such fine or penalty is reasonably expected, individually or in the aggregate, to exceed $250,000.

          10.1.17. TAX LIEN. Any tax assessment Lien equal to or in excess of $250,000 is imposed.

     10.2. ACCELERATION OF THE OBLIGATIONS.

     Without in any way limiting the right of Lenders to demand payment of any portion of the Obligations payable on demand in accordance with the terms hereof, upon or at any time after the occurrence and during the continuance of an Event of Default, all or any portion of the Obligations shall, at the option of Agent or Majority Lenders and without presentment, demand protest or further notice by Agent or any Lender, become at once due and payable and Borrower shall forthwith pay to Agent, for the ratable benefit of Lenders, the full amount of such Obligations, PROVIDED, that upon the occurrence of an Event of Default specified in subsection 10.1.8, all of the Obligations shall become automatically due and payable without declaration, notice or demand.

     10.3. OTHER REMEDIES.

     Upon or at any time after the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following rights and remedies:

          10.3.1. All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

          10.3.2. The right to take immediate possession of the Collateral, and to (i) require Borrower or any Subsidiary of Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower or any Subsidiary of Borrower, Borrower agrees not to charge, and shall cause its Subsidiaries not to charge, Agent for storage thereof).

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          10.3.3. The right to sell or otherwise dispose of all or any
     Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrower agrees that 10 days' written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's or any of its Subsidiary's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Lenders therefor.

          10.3.4. Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

          10.3.5. Agent may, at its option, require Borrower to deposit with Agent funds equal to the LC Amount and, if Borrower fails to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Portions. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

                                       43
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     10.4. SET OFF AND SHARING OF PAYMENTS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held by or owed to such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations then due and payable, except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its pro rata share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective pro rata shares.

     10.5. REMEDIES CUMULATIVE; NO WAIVER.

     All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower and each of its Subsidiaries contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or contained in any other agreement between Agent and Borrower or any of its Subsidiaries, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to any Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower or any of its Subsidiaries contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower or any of its Subsidiaries under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Agent, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrower.

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                              SECTION 11. THE AGENT

     11.1. AUTHORIZATION AND ACTION.

     Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents, Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; PROVIDED, however, that Agent shall not be required to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified therefor to its satisfaction (which may, at Agent's option, include indemnification by each Lender other than Fleet for its pro rata share of all such liabilities). If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

     11.2. AGENT'S RELIANCE, ETC.

     Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iii) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower, to inspect the property (including the books and records) of Borrower or any of its Subsidiaries, to monitor the financial condition of Borrower or any of its Subsidiaries or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to subsection 11.1 or refraining to take any action pending such instructions; (vi) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3; and (vii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties. In the event any apportionment or distribution described in clause (vi) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

     11.3. FLEET AND AFFILIATES.

     With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower, and any Person who may do business with or own Securities of Borrower all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

     11.4. LENDER CREDIT DECISION.

     Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in subsection 7.1.10 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrower or any of its Subsidiaries.

     11.5. INDEMNIFICATION.

     Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), in accordance with their respective Revolving Loan Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower. The obligations of Lenders under this subsection 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. In the event that after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrower, any creditor of Borrower or a trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Revolving Loan Percentages, shall reimburse Agent for all such amounts.

     11.6. AGENCY PROVISIONS RELATING TO COLLATERAL.

     Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral
(i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with subsection 3.3 and subsection 8.2.9 (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which Borrower does not own any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this subsection 11.6 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including, without limitation, the provisions of subsection 6.1.3, given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

     11.7. AGENT'S RIGHT TO PURCHASE COMMITMENTS.

     Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including, without limitation, all accrued and unpaid interest and fees (including LIBOR breakage fees to the extent that the same have been actually incurred by such Lender in connection with such purchase).

     11.8. RIGHT OF SALE, ASSIGNMENT, PARTICIPATIONS.

     Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

          11.8.1. SALES, ASSIGNMENTS. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than the lesser of (a) $5,000,000 and (b) such Lender's total Revolving Loan Commitment at such time, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, unless an Event of Default is then in existence, Borrower, must consent, no such consent to be unreasonably withheld or delayed, to each such assignment to a party which is not an original signatory to this Agreement and (iv) the assigning Lender shall pay to the Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by the Agent in connection with any such sale or assignment. After such sale or assignment has been consummated (x) the assignee lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

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          11.8.2. PARTICIPATIONS. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participating Lender"), provided that (i) no Participating Lender shall thereby acquire any direct rights under this Agreement, (ii) no Participating Lender shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (A) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (B) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, however, that the rights described in this subclause (B) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iii) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (iv) the originating Lender shall remain solely responsible for the performance of such obligations, (v) Borrower and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vi) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Borrower (so long as no Event of Default shall have occurred and be continuing) and Agent, which consents shall not unreasonably be withheld and (vii) all amounts payable by Borrower hereunder shall be determined as if the originating Lender had not sold any such participation.

          11.8.3. CERTAIN AGREEMENTS OF BORROWER. Borrower agrees that (i) it will assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents; and (ii) subject to the provisions of subsection 12.14, such Lender may disclose credit information regarding Borrower to any potential participant or assignee.

          11.8.4. NON U.S. RESIDENT TRANSFEREES. If, pursuant to this subsection 11.8, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any participant), and may cause any participant, concurrently with the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and Borrower) that under applicable law and treaties no Taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower either United States Internal Revenue Service Form W-8BEN or W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and

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     Borrower) to provide the transferor Lender, Agent and Borrower a new Form
     W-8BEN or W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

     11.9. AMENDMENT.

     No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, do any of the following: (1) increase the aggregate Revolving Loan Commitments, or any Lender's Revolving Loan Commitment,
(2) reduce the principal of, or interest on, amounts payable hereunder other than those payable only to Fleet in its capacity as Agent, which may be reduced by Fleet unilaterally, (3) decrease any interest rate payable hereunder except as provided in subsection 2.1.2, (4) postpone any date fixed for any payment of principal of, or interest on, amounts payable hereunder, other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) reduce the percentage of Lenders that shall be required for Lenders or any of them to take any action hereunder, (6) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents, (7) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (8) amend this subsection 11.9, Section 9 (with respect to the making of the initial Loans and the issuance of the initial Letters of Credit), subsection 1.1.1(b) or subsection 11.6 , (9) amend the definition of the term "Borrowing Base", "Eligible Account", "Eligible Inventory" or "Majority Lenders" set forth in the Appendix A to this Agreement or (10) change the frequency of, the detail required to be included in or the deadlines for appraisals or other reports on the Collateral required to be delivered hereunder; or (ii) in writing and signed by Lenders holding the Revolving Loan Percentages specified therein with respect to any provision of this Agreement that requires the agreement, consent or approval of Lenders holding such Revolving Loan Percentages in a different amount than Majority Lenders; or (iii) in writing and signed by Agent in addition to the Majority Lenders required above to take such action, if the amendment, waiver or consent in question affects the rights or duties of Agent under this Agreement or any Loan Document. Notwithstanding anything to the contrary contained in this Agreement, no amendment to increase the advance rates set forth in clauses (ii)(1) and (ii)(2) of the definition of Borrowing Base shall be effective unless the same shall be in writing and signed by each Lender with a Revolving Loan Commitment in excess of $5,000,000.

     11.10. RESIGNATION OF AGENT; APPOINTMENT OF SUCCESSOR.

     The Agent may resign as Agent by giving not less than 30 days' prior written notice to the Lenders and Borrower. If the Agent shall resign under this Agreement, then, subject to the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists) either (i) the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders or (ii) if a successor agent shall not be so appointed and approved within the 30 day period following the Agent's notice to the Lenders and Borrower of its resignation, then the Agent shall appoint a successor agent who shall serve as Agent until such time as the Majority Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

     11.11. RIGHTS AND REMEDIES TO BE EXERCISED BY AGENT ONLY.

     In the event any remedy may be exercised with respect to this Agreement, any other Loan Document or the Collateral, Agent shall pursue remedies designated by Majority Lenders, PROVIDED, that Agent shall not be required to act or not to act if to do so would expose Agent to liability or would be contrary to this Agreement, any other Loan Document or to applicable law. Each Lender agrees that, except as provided in subsection 10.4, no Lender shall have any right individually (a) to realize upon the security created by this Agreement or any other Loan Document, (b) to enforce any provision of this Agreement or any other Loan document, or (c) to make demand under this Agreement or any other Loan Document.

                            SECTION 12. MISCELLANEOUS

     12.1. POWER OF ATTORNEY.

     Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to Borrower and in Borrower's or Agent's name, but at the cost and expense of
Borrower:

          12.1.1. At such time or times upon and during the continuance of the occurrence of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

          12.1.2. At such time or times upon and during the continuance of the occurrence of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and
     (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

          The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

     12.2. INDEMNITY.

     Borrower hereby agrees to indemnify and hold Agent and each Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent or such Lender (including reasonable attorneys fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall defend each Lender against and save it harmless from all claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the Obligations of

Borrower under this subsection 12.2 shall survive the payment in full of the other Obligations and the termination of this Agreement.

     12.3. NO SALE OF INTEREST BY BORROWER.

     Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.

     12.4. SEVERABILITY.

     Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     12.5. SUCCESSORS AND ASSIGNS.

     This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Agent permitted under Section 11.8.

     12.6. CUMULATIVE EFFECT; CONFLICT OF TERMS.

     The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in subsection 3.2 and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     12.7. EXECUTION IN COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     12.8. NOTICE.

     Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, 1 Business Day after sent with an overnight courier for next Business Day delivery or, in the case of facsimile notice, the Business Day when sent, addressed as follows:

     If to Agent:     Fleet Capital Corporation
                      One South Wacker Drive
                      Suite 1400
                      Chicago, Illinois 60606
                      Attention: Loan Administration Manager
                      Facsimile No.: (312) 332-6537

     With a copy to:  Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd.
                      55 East Monroe Street
                      Suite 3700
                      Chicago, Illinois  60603
                      Attention: James B. Rosenbloom
                      Facsimile No.: (312) 332-2196

     If to Borrower:  Color Spot Nurseries, Inc.
                      3478 Buskirk Avenue
                      Suite 260
                      Pleasant Hill, California  94523
                      Attention: Charles Ferer
                      Facsimile No.: (925) 935-2331

     With a copy to:  Brownstein, Hyatt & Farber, P.C.
                      410 Seventeenth Street
                      22nd Floor
                      Denver, Colorado  80202-4437
                      Attention: Steven S. Siegel
                      Facsimile No.: (303) 223-1111

or to such other address as each party may designate for itself by notice given in accordance with this subsection 12.8; PROVIDED, HOWEVER, that any notice, request or demand to or upon Agent pursuant to subsection 3.1.1 or 4.2.2 shall not be effective until received by Agent.

     12.9. AGENT'S AND LENDERS' CONSENT.

     Whenever Agent's or any Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent or any Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

     12.10. CREDIT INQUIRIES.

     Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

     12.11. TIME OF ESSENCE.

     Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     12.12. ENTIRE AGREEMENT.

     This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

     12.13. INTERPRETATION.

     No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     12.14. CONFIDENTIALITY.

     Each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this subsection 12.14.

     12.15. GOVERNING LAW; CONSENT TO FORUM.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION

ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE AS PROVIDED IN SUBSECTION 12.8. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

     12.16. WAIVERS BY BORROWER.

     BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO

EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.17. ILLINOIS COLLATERAL PROTECTION ACT.

     Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower's expense to protect Agent's and Lenders' interests in the Collateral. This insurance may, but need not, protect Borrower's or any of its Subsidiary's interests. The coverage that Agent purchases may not pay any claim that Borrower or any of its Subsidiaries may make or any claim that is made against Borrower or any of its Subsidiaries in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Loans. The cost of the insurance may be more than the cost of insurance Borrower or any of its Subsidiaries may be able to obtain on its own.

     IN WITNESS WHEREOF, this Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning of this Agreement.


                                        COLOR SPOT NURSERIES, INC., a Delaware
                                        corporation


                                        By
                                          ------------------------------------
                                        Title: Chief Financial Officer



                                        Accepted in Chicago, Illinois:

                                        FLEET CAPITAL CORPORATION, as Agent and
                                        as a Lender


                                        By
                                          ------------------------------------
                                        Title
                                             ---------------------------------

                                        Revolving Loan Commitment:  $33,300,000

                                        COMERICA BANK, as a Lender

                                        By
                                          ------------------------------------
                                        Title
                                             ---------------------------------


                                        Revolving Loan Commitment:  $6,700,000
                                        FOOTHILL CAPITAL CORPORATION


                                        By
                                          ------------------------------------
                                        Title
                                             ---------------------------------

                                        Revolving Loan Commitment:  $15,000,000

                                   APPENDIX A

                               GENERAL DEFINITIONS

     When used in the Amended and Restated Loan and Security Agreement dated as of November 20, 2001, by and among Fleet Capital Corporation, as Agent, the other Lenders party thereto and Color Spot Nurseries, Inc., the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

          ACCOUNT DEBTOR - any Person who is or may become obligated under or on account of an Account.

          ACCOUNTS - all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Borrower or any of its Subsidiaries, or in which Borrower or any of its Subsidiaries now has or hereafter acquires any interest.

          AFFILIATE - a Person (other than a Subsidiary): (i) which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

          AGREEMENT - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

          APPLICABLE MARGIN - the percentages set forth below with respect to the Base Rate Revolving Credit Portion, the Base Rate Seasonal Portion, the LIBOR Revolving Credit Portion and the LIBOR Seasonal Portion:

                                LIBOR        Base Rate        LIBOR
          Base Rate           Revolving      Seasonal       Seasonal
       Revolving Credit         Credit        Advance        Advance
            Margin              Margin        Margin          Margin
            1.00%               3.00%          1.50%           3.50%

          APPRAISAL - as defined in subsection 6.6 of the Agreement.

          AVAILABILITY - the amount of money which Borrower is entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent may have paid for the account of Borrower or any of its Subsidiaries pursuant to any of the Loan Documents and which have not been reimbursed by Borrower or such Subsidiary) PLUS the LC Amount, and the amount of any reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

          BANK - Fleet National Bank.

          BASE RATE - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

          BASE RATE PORTION - a Base Rate Seasonal Portion or a Base Rate Revolving Credit Portion.

          BASE RATE REVOLVING CREDIT PORTION - that portion of the Revolving Credit Loans (other than Seasonal Advances) that is not subject to a LIBOR Option.

          BASE RATE SEASONAL PORTION - that portion of the Revolving Credit Loans which constitute Seasonal Advances that is not subject to a LIBOR Option.

          BORROWING BASE - as at any date of determination thereof, an amount equal to the lesser of:

               (i)  $55,000,000; or

               (ii) an amount equal to:

                    (1) 80% of the net amount of Eligible Accounts outstanding at such date;

                                      PLUS

                    (2) the lesser of i) $35,000,000 or ii) (a) 50% of the value of Eligible Ordinary Inventory consisting of raw materials and finished goods at such date, in each case calculated on the basis of the lower of cost or market with the cost calculated on an average cost basis, PLUS (b) the lesser of (1) $1,500,000 or
               (2) 50% of the value of Eligible Christmas Tree Inventory calculated on the basis of the lower of cost or market with the cost calculated on an average cost basis;

                                      PLUS

                    (3) during the period commencing on each October 1 and ending on the following April 30 during the Term, the lesser of
               i) (a)

               $10,000,000, for the period from October 1, 2001 through and including April 30, 2002 or (b) $8,000,000, for the period from October 1, 2002 through and including April 30, 2003 or ii) (a) 85% of the orderly liquidation value of the Equipment at such date owned by a Company and subject to the Lien hereunder in favor of Agent (for the benefit of Agent and the Lenders), PLUS
               (b) 70% of the fair market value of the real Property at such date owned by a Company and subject to a Mortgage; PROVIDED, that, for each such period, if an Appraisal has not been delivered to Agent during the September immediately preceding such period in accordance with subsection 6.6 of the Agreement, such amount shall be $0.

     For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

          BUSINESS DAY - (i) when used with respect to the LIBOR Option, shall mean a day on which dealings may be effected in deposits of U.S. Dollars in the London interbank foreign currency deposits market and on which Agent is conducting and other banks may conduct business in London, England, in the State of Wisconsin or the State of Illinois and (ii) when used with respect to any other provision of the Agreement, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin, the State of Illinois or the State of California or is a day on which banking institutions located in any of such states are closed.

          CAPITAL EXPENDITURES - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

          CAPITALIZED LEASE OBLIGATION - any indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          CATALYST - Catalyst Equity Fund, L.P.

          CATALYST SECURITIES PURCHASE AGREEMENT - the Securities Purchase Agreement dated November 20, 2001 by and among Catalyst, Borrower, CSCT, Lone Star, Lone Star GP, LSGR Holdings, Inc. and Oda Nursery, Inc. as in effect as of the date hereof.

          CHRISTMAS TREE DIVISION - the business operations of CSCT.

          CHRISTMAS TREE INVENTORY - all tree Inventory of CSCT.

          CLOSING DATE - the date on which all of the conditions precedent in
     Section 9 of the Agreement are satisfied or waived.

          CODE - the Uniform Commercial Code as adopted and in force in the State of Illinois, as from time to time in effect.

          COLLATERAL - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

          COMPANIES - collectively, Borrower, CSCT and Lone Star.

          CONDITIONAL SALES PROGRAM - The Companies' rebate program for certain of its Account Debtors as heretofore conducted in the ordinary course of business.

          CONSOLIDATED - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

          CSCT - Color Spot Christmas Trees, Inc., a Delaware corporation and a wholly-owned Subsidiary of Borrower.

          CURRENT ASSETS - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

          DEFAULT - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

          DEFAULT RATE - as defined in subsection 2.1.2 of the Agreement.

          DERIVATIVE OBLIGATIONS - every obligation of a Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

          DISTRIBUTION - in respect of any company means and includes: (i) the payment of any dividends or other distributions on capital stock or other equity interests of the company (except distributions in such stock) and
     (ii) the redemption or acquisition of Securities unless made substantially contemporaneously from the net proceeds of the sale of Securities.

          DOMINION ACCOUNT - a special account or accounts of Agent established by Borrower pursuant to the Agreement at banks selected by Borrower, but acceptable to Agent in its reasonable discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

          ELIGIBLE ACCOUNT - an Account arising in the ordinary course of a Company's business from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

               (i) it arises out of a sale made by a Company to a Subsidiary or an Affiliate of such Company or to a Person controlled by an Affiliate of such Company; or

               (ii) it is an open Account and remains unpaid more than 90 days after the original invoice date (or, with respect to Accounts with dating terms that have been approved in writing by Agent acting in its sole discretion, it remains more than 60 days past due or unpaid more than 120 days after the original invoice date); or

               (iii) 25% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

               (iv) the total unpaid Accounts of the Account Debtor exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess (except with respect to Account Debtors with a rating of at least 5(A)(2) by Dun & Bradstreet, for which the foregoing percentage shall be 25%); or

               (v) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

               (vi) the Account Debtor is also a Company's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Company, or the Account otherwise is or may become subject to any right of setoff or rebate by the Account Debtor in each case to the extent of such dispute, setoff or rebate; or

               (vii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

               (viii) it arises from a sale to an Account Debtor outside the United States and Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; or

               (ix) except pursuant to the Conditional Sales Program, it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

               (x) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Company assigns its right to payment of such Account to Agent, for the benefit of itself and Lenders, in a manner satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C.
          Section 203 ET SEQ., as amended); or

               (xi) it is not at all times subject to Agent's duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien; or

               (xii) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by a Company and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

               (xiii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

               (xiv) the applicable Company has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

               (xv) the applicable Company has made an agreement with the Account Debtor to extend the time of payment thereof.

          ELIGIBLE CHRISTMAS TREE INVENTORY - Eligible Inventory consisting of Christmas Tree Inventory.

          ELIGIBLE INVENTORY - such Inventory of a Company (other than packaging materials, supplies, displays and parts) which Agent, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

               (i)  it is not raw materials or finished goods; or

               (ii) it is not in good, new and saleable condition; or

               (iii) it is slow-moving, obsolete or unmerchantable; or

               (iv) it does not meet all standards imposed by any applicable governmental agency or authority; or

               (v) it does not conform in all respects to the warranties and representations set forth in the Agreement; or

               (vi) it is not at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien; or

               (vii) it is not situated at a location in compliance with the Agreement or is in transit; or

               (viii) it is situated at a location for which an acceptable mortgage, leasehold mortgage or landlord's, warehouseman's or processor's agreement has not been delivered to Agent, unless otherwise agreed by Agent.

          ELIGIBLE ORDINARY INVENTORY - Eligible Inventory consisting of Ordinary Inventory.

          ENVIRONMENTAL CONDITION - as defined in the Catalyst Securities Purchase Agreement (including any definitions included within such defined term).

          ENVIRONMENTAL LAWS - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

          EQUIPMENT - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in a Company's operations or owned by such Company or in which such Company has an interest, whether now owned or hereafter acquired by such Company and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

          ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

          EVENT OF DEFAULT - as defined in subsection 10.1 of the Agreement.

          EXCHANGE ACT - the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

          FLEET - as defined in the first paragraph of the Agreement.

          GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

          GENERAL INTANGIBLES - all intangible personal property of Borrower and each of its Subsidiaries (including things in action) other than goods, Accounts, chattel paper, documents, instruments and money, whether now owned or hereafter created or acquired by Borrower or any of its Subsidiaries.

          GUARANTORS - CSCT, Lone Star, Lone Star GP, LSGR Holdings, Inc., Oda Nursery, Inc. and any other Person who may have heretofore guaranteed or may hereafter guarantee payment or performance of the whole or any part of the Obligations.

          GUARANTY AGREEMENTS - the Continuing Guaranty Agreements which have been or are to be executed by each Guarantor in form and substance satisfactory to Agent.

          HELLER - Heller Equity Capital Corporation, a Delaware corporation.

          INDEBTEDNESS - as applied to a Person means, without duplication:

               (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

               (ii) all obligations of other Persons which such Person has guaranteed;

               (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

               (iv) Derivative Obligations; and

               (v) in the case of Borrower (without duplication), the Obligations.

          INVENTORY - all of each Company's inventory, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by each Company or for display or demonstration; all work in process; all crops growing or to be grown; all plants; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in each Company's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by any Company.

          INVESTMENT PROPERTY - all of Borrower's and each of its Subsidiary's investment property, whether now owned or hereafter acquired, including, but not limited to, all securities (certificated or uncertificated), securities accounts, securities entitlements, commodity accounts and commodity contracts.

          LC AMOUNT - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

          LC GUARANTY - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrower of its reimbursement obligation under any letter of credit.

          LC OBLIGATIONS - any Obligations that arise from any draw against any Letter of Credit or against any letter of credit supported by an LC Guaranty.

          LEGAL REQUIREMENT - any requirement imposed upon Agent or any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

          LENDER - as defined in the first paragraph of this Agreement.

          LETTER OF CREDIT - any letter of credit issued by Agent, Bank or any other Affiliate of Agent for the account of Borrower.

          LIBOR INTEREST PAYMENT DATE - with respect to any LIBOR Portion, the last day of each calendar month occurring during the applicable LIBOR Period and the last day of the applicable LIBOR Period.

          LIBOR OPTION - the option granted pursuant to subsection 2.3 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on a LIBOR Rate.

          LIBOR PERIOD - any period of one month, two months, three months or six months, commencing on a Business Day, selected as provided in subsection 2.3(i) of the Agreement; PROVIDED, however that no LIBOR Period shall extend beyond the last day of the Term unless Borrower and Lenders have agreed to an extension of the Term beyond the expiration of the LIBOR Period in question. If any LIBOR Period so selected shall end on a date that is not a Business Day, such LIBOR Period shall instead end on the next preceding or succeeding Business Day as determined by Agent in accordance with the then current banking practice in London; PROVIDED, that Borrower shall not be required to pay double interest, even though the preceding LIBOR Period ends and the new LIBOR Period begins on the same day. Each determination by Agent of the LIBOR Period shall, in the absence of manifest error, be conclusive.

          LIBOR PORTION - a LIBOR Revolving Credit Portion or a LIBOR Seasonal Portion.

          LIBOR RATE - with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1% equal to the product of (i) the Base LIBOR Rate (as hereinafter defined) MULTIPLIED by (ii) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the next higher 1/16 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion specified in the applicable LIBOR Request are offered to Agent by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, 3 Business Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by Agent of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

          LIBOR REQUEST - a notice in writing (or by telephone confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from Borrower to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR Rate, specifying: (i) the 1st day of the LIBOR Period; (ii) the length of the LIBOR Period consistent with the definition of that term; and (iii) the dollar amount of the LIBOR Revolving Credit Portion or the LIBOR Seasonal Portion consistent with the definition of such terms.

          LIBOR REVOLVING CREDIT PORTION - that portion of the Revolving Credit Loans (other than Seasonal Advances) specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which is not less than $1,000,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Revolving Credit Loans not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR Rate in subsection 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

          LIBOR SEASONAL PORTION - that portion of the Revolving Credit Loans which constitutes a Seasonal Advance specified in a LIBOR Request (including any portion of a Seasonal Advance which is being borrowed by Borrower concurrently with such LIBOR Request) which is not less than $1,000,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Revolving Credit Loans not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the

     LIBOR Rate in subsection 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

          LIEN - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

          LOAN ACCOUNT - the loan account established on the books of Agent pursuant to subsection 3.6 of the Agreement.

          LOAN DOCUMENTS - the Agreement, the Other Agreements and the Security Documents.

          LONE STAR - Lone Star Growers, L.P., a Delaware limited partnership and a Subsidiary of Borrower.

          LOAN STAR GP - Lone Star, Inc., a Delaware corporation and the general partner of Lone Star.

          LOANS - all loans and advances of any kind made by any Lender pursuant to the Agreement.

          MAJORITY LENDERS - as of any date, (i) Lenders holding 66-2/3% or more of the Revolving Loan Percentages of all Lenders as of such date and (ii) if there are three or fewer Lenders, at least two Lenders.

          MATERIAL ADVERSE EFFECT - (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrower and its Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent and Lenders under the Loan Documents, or (iii) the material impairment of the ability of Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document.

          MONEY BORROWED - means (i) Indebtedness arising from the lending of money by any Person to Borrower or any Subsidiary of Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or any Subsidiary of Borrower, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property;
     (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower or any Subsidiary of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or such Subsidiary.

          MORTGAGES - the mortgages, deeds of trust and leasehold mortgages executed by Borrower and certain of its Subsidiaries in favor of Agent, for the benefit of itself and Lenders, and by which Borrower or such Subsidiary grants and conveys to Agent, for the benefit of itself and Lenders, as security for the Obligations, a Lien upon the real Property of the Companies listed on EXHIBIT A.

          MULTIEMPLOYER PLAN - has the meaning set forth in Section 4001(a)(3) of ERISA.

          NEW HELLER NOTE - that certain 8% Subordinated Convertible Note in the original principal amount of $4,690,473 made by Borrower as of the date hereof in favor of Heller.

          NEW INDENTURE - that certain Indenture, dated as of even date herewith, between Borrower and the Bank of New York, as Trustee, relating to the New Bonds.

          NEW BONDS - Borrower's 13% Senior Subordinated Notes due 2005 in the original principal amount of $52,870,833.33 issued under the New Indenture.

          OBLIGATIONS - all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Agent, for its benefit and the benefit of the Lenders, from Borrower to any Lender or from Borrower to Bank, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Derivative Obligations owing to Agent or Bank. Without limitation of the foregoing, the Obligations shall include all "Obligations" existing on the Closing Date under, and as such term is separately defined in, the Original Loan Agreement.

          ORDINARY INVENTORY - Inventory other than Christmas Tree Inventory.

          ORIGINAL LOAN AGREEMENT - as defined in the first paragraph of the Agreement.

          OTHER AGREEMENTS - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent in respect of the transactions contemplated by the Agreement.

          OVERADVANCE - as defined in subsection 1.1.1(b) of the Agreement.

          PARTICIPATING LENDER - each Person who shall be granted the right by a Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          PERMITTED LIENS - any Lien of a kind specified in subsection 8.2.5 of the Agreement.

          PERMITTED PURCHASE MONEY INDEBTEDNESS - Purchase Money Indebtedness of Borrower or any of its Subsidiaries incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other Purchase Money Indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries at the time outstanding, does not exceed $6,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

          PERSON - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

          PLAN - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

          PRIOR HELLER NOTE - that certain 8% Convertible Subordinated Pay-in-Kind Note due 2004, made by Borrower on or about December 31, 1996 in favor of Heller.

          PRIOR INDENTURE - that certain Indenture, dated as of December 24, 1997, between Borrower and U.S. Trust Company of California, N.A. as Trustee.

          PRIOR BONDS - Borrower's $100,000,000 10 1/2% Senior Subordinated Notes due 2007 issued under the Prior Indenture.

          PROJECTIONS - Borrower's forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

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          PROPERTY - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          PURCHASE MONEY INDEBTEDNESS - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

          PURCHASE MONEY LIEN - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets (and proceeds thereof) the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

          REPORTABLE EVENT - any of the events set forth in Section 4043(b) of ERISA.

          RESTRICTED INVESTMENT - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

               (i) investments, to the extent existing on the Closing Date, in one or more Subsidiaries of Borrower by Borrower;

               (ii) Property to be used in the ordinary course of business;

               (iii) Current Assets arising from the sale of goods and services in the ordinary course of business of Borrower or any Subsidiary of Borrower;

               (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;

               (v) investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000; and

               (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof.

          REVOLVING CREDIT LOAN - a Loan made by any Lender as provided in subsection 1.1 of the Agreement.

          REVOLVING LOAN COMMITMENT - with respect to any Lender, the amount of such Lender's commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender's name on the signature page thereof.

          REVOLVING LOAN PERCENTAGE - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment DIVIDED BY the aggregate of all Revolving Loan Commitments.

          SEASONAL ADVANCE - the amount by which the Revolving Credit Loans at any time outstanding exceed the sum of clauses (ii)(1) and (ii)(2) contained in the definition of the term Borrowing Base.

          SCHEDULE OF ACCOUNTS - as defined in subsection 6.2.1 of the Agreement.

          SECURED SUBORDINATED DEBT - the $12,000,000 of secured subordinated Indebtedness of Borrower owing to Catalyst and evidenced by the Secured Subordinated Debt Documents.

          SECURED SUBORDINATED DEBT DOCUMENTS - the Secured Subordinated Note, the Catalyst Securities Purchase Agreement, and each of the agreements, documents and other instruments (including without limitation any guarantees and security agreements) executed in connection with the Secured Subordinated Note and the Catalyst Securities Purchase Agreement, in each case as in effect as of the date hereof.

          SECURED SUBORDINATED NOTE - the $12,000,000 Secured Senior Subordinated Note due 2003 dated November 20, 2001 and made by Borrower in favor of Catalyst as in effect as of the date hereof.

          SECURITY - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

          SECURITY DOCUMENTS - the Guaranty Agreements, the Mortgages and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

          SERIES A PREFERRED STOCK - Borrower's 13% Series A Cumulative Preferred Stock.

          SERIES B PREFERRED STOCK - Borrower's 13% Series B Cumulative Preferred Stock.

          SERIES B-1 PREFERRED STOCK - Borrower's 12% Series B-1 Cumulative Preferred Stock.

          SOLVENT - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

          SOUTHWESTERN DIVISION - the business operations of Lone Star.

          STATUTORY RESERVES - a fraction (expressed as a decimal) the numerator of which is the number one, and the denominator of which is the number one MINUS the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which Bank or any Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System or any successor thereto). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Portions shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Bank or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          SUBORDINATED DEBT - Indebtedness of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent and contains terms, including, without limitation, payment terms, satisfactory to Agent. The term "Subordinated Debt" shall include, without limitation, the Indebtedness evidenced by the New Bonds, the Indebtedness evidenced by the New Heller Note and the Secured Subordinated Debt.

          SUBSIDIARY - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

          SUBSIDIARY LOANS - Indebtedness of CSCT and/or Lone Star to Borrower incurred from time to time after the Closing Date; PROVIDED, that such loans shall only be permitted to CSCT or Lone Star to the extent of the portion of the Borrowing Base which is attributable to the Eligible Accounts and Eligible Inventory of either CSCT or Lone Star, as applicable (or to the extent such loan is part of a Seasonal Advance).

          SWINGLINE LOANS - as defined in subsection 1.1.2 of the Agreement.

          TAX - in relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to any Lender; PROVIDED, that the term "Tax" shall not include any taxes imposed upon the net income of Lender by the United States of America, United Kingdom or any political subdivision thereof.

          TAX LIABILITIES - as defined in subsection 2.11 of the Agreement.

          TERM - as defined in subsection 4.1 of the Agreement.

          TOTAL CREDIT FACILITY - $55,000,000.

          VOTING STOCK - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          WESTERN DIVISION - business operations of Borrower.

     OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

     CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section or subsection, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, subsection titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

                                LIST OF EXHIBITS

Exhibit 6.1.1       Borrower's and each Subsidiary's Business Locations

Exhibit 7.1.1 Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business

Exhibit 7.1.4       Capital Structure

Exhibit 7.1.5       Corporate Names; Transactions

Exhibit 7.1.14      Tax Identification Numbers

Exhibit 7.1.16      Patents, Trademarks, Copyrights and Licenses

Exhibit 7.1.19      Contracts Restricting Right to Incur Debts

Exhibit 7.1.20      Litigation

Exhibit 7.1.22      Operating Leases; Capitalized Leases

Exhibit 7.1.23      Pension Plans

Exhibit 7.1.25      Labor Contracts

Exhibit 8.1.3       Compliance Certificate

Exhibit 8.2.5       Permitted Liens

Exhibit 8.3         Financial Covenants

Exhibit A           Real Property Subject to Mortgages

                                  EXHIBIT 8.1.3

                             COMPLIANCE CERTIFICATE

                            [Letterhead of Borrower]

                                                       __________________, 200__


-----------------------------

-----------------------------

-----------------------------

-----------------------------


     The undersigned, the chief financial officer of Color Spot Nurseries, Inc., a Delaware corporation ("Borrower"), on behalf of Borrower in his capacity as Chief Financial Officer, gives this certificate to Fleet Capital Corporation, as agent ("Agent"), in accordance with the requirements of subsection 8.1.3 of that certain Amended and Restated Loan and Security Agreement dated November 20, 2001, by and among Borrower, Agent and the Lenders party thereto ("Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

     1. Based upon my review of the balance sheets and statements of income of Borrower for the [fiscal year] [quarterly period] ending ________________, 20__, copies of which are attached hereto, I hereby certify that:

          (i)   The Interest Coverage Ratio is ____ to ____;

          (ii)  The Fixed Charge Coverage Ratio is ____ to ____;

          (iii) EBITDA is $____________; and

          (iv) Capital Expenditures during the period and for the fiscal year to date total $__________ and $__________, respectively.

          [LIST OTHERS, IF ANY]

     2. No Default exists on the date hereof, other than: __________________ ________________________________________________ [if none, so state]; and

     3. No Event of Default exists on the date hereof, other than __________ ____________________________________________________ [if none, so state].


                                        Very truly yours,



                                        -------------------------------
                                        Chief Financial Officer

                                   EXHIBIT 8.3

                               FINANCIAL COVENANTS

     CONSOLIDATED ADJUSTED NET EARNINGS - with respect to any fiscal period, the Consolidated net earnings (or loss) after the provision for income taxes, but before the deduction for non-cash preferred stock dividends, for such fiscal period of Borrower, as reflected on the financial statements of Borrower supplied to Lenders pursuant to subsection 8.1.3 of the Agreement, but excluding (to the extent included in the calculation of Consolidated net earnings (or loss)):

          (i) any gain or loss from asset dispositions (other than sales of inventory;

          (ii)  any gain arising from any write-up of assets;

          (iii) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Borrower or is merged into or consolidated with the Borrower;

          (iv) the income (or loss) of any Person (other than a subsidiary of the Borrower) in which the Borrower or any of its wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash;

          (v) extraordinary gains as defined under GAAP and extraordinary non-cash losses, net of the related tax effects; and

          (vi)  non-cash gains or losses due to changes in GAAP.

     EBITDA - with respect to any fiscal period, the sum of Borrower's Consolidated Adjusted Net Earnings plus amounts deducted in determining Consolidated Adjusted Net Earnings in respect of: (a) any provision for (or less any benefit from) income taxes whether current or deferred; (b) amortization and depreciation expense, (c) Interest Expense for such period, all as determined in accordance with GAAP and (d) the lesser of (i) the fees, costs and expenses incurred in connection with the closing of the Loan Agreement and the transactions contemplated thereby in the amounts, and for the fiscal periods, set forth in the ATTACHMENT 1 to this Exhibit 8.3 and (ii) the fees, costs and expenses actually incurred in connection with the closing of the Loan Agreement and the transactions contemplated thereby in the actual amounts and during the actual periods incurred.

     FIXED CHARGE COVERAGE RATIO - with respect to any fiscal period, the ratio of (i) Consolidated EBITDA for such period MINUS the income taxes payable in cash during such period MINUS non-financed Capital Expenditures for such period to (ii) Consolidated Fixed Charges of Borrower and its Subsidiaries.

     FIXED CHARGES - with respect to any fiscal period, scheduled principal payments and Interest Expense required to be paid in cash by Borrower or any of its Subsidiaries on a Consolidated basis during such period with respect to Indebtedness for Money Borrowed.

     INTEREST COVERAGE RATIO - with respect to any fiscal period, the ratio of
(i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense of Borrower and its Subsidiaries, excluding interest paid-in-kind for such period as provided under the Subordinated Debt note agreements, and amortization of deferred financing fees, all as determined in accordance with GAAP.

     INTEREST EXPENSE - with respect to any fiscal period, the interest expenses payable in cash by Borrower or any of its Subsidiaries on a Consolidated basis for such period.

     COVENANTS

     INTEREST COVERAGE RATIO - Borrower shall not permit the Interest Coverage Ratio for any period set forth below to be less than the ratio set forth opposite such period below:

                     PERIOD                                               RATIO
                     ------                                               -----
Twelve (12) month period ending on December 31, 2001                  1.50 to 1.00

Twelve (12) month period ending on March 31, 2002                     1.60 to 1.00

Twelve (12) month period  ending on June 30, 2002,                    1.65 to 1.00
Twelve (12) month period ending on September 30, 2002
and Twelve (12) month period ending on December 31, 2002

Twelve (12) month period ending on March 31, 2003                     1.70 to 1.00

Twelve (12) month  period  ending on June 30, 2003 and                1.80 to 1.00
each Twelve (12) month  period  ending on the
last day of any fiscal quarter thereafter

     FIXED CHARGE COVERAGE RATIO - Borrower shall not permit the Fixed Charge Coverage Ratio for any period set forth below to be less than the ratio set forth opposite such period below:

                     PERIOD                                               RATIO
                     ------                                               -----
Twelve (12) month period ending on December 31, 2001                  1.00 to 1.00

Twelve (12) month period ending on March 31, 2002                     1.15 to 1.00

Twelve (12) month  period  ending on June 30, 2002 and                1.20 to 1.00
each Twelve (12) month  period  ending on the
last day of any fiscal quarter thereafter

     MINIMUM EBITDA - Borrower shall achieve EBITDA for each period set forth below of not less than the amount set forth opposite such period below:

                     PERIOD                                              AMOUNT
                     ------                                              ------
Twelve (12) month period ending on December 31, 2001                  $15,000,000

Twelve (12) month period ending on March 31, 2002                     $15,500,000

Twelve (12) month period ending on June 30, 2002                      $17,000,000

Twelve (12) month period ending on September 30, 2002                 $18,000,000

Twelve (12) month period ending on December 31, 2002                  $18,500,000

Twelve (12) month period ending on March 31, 2003                     $19,000,000

Twelve (12) month  period  ending on June 30, 2003 and                $20,000,000
each Twelve (12) month  period  ending on the
last day of any fiscal quarter thereafter


                                  ATTACHMENT 1

                               see attached pages

                                    EXHIBIT A

                       REAL PROPERTY SUBJECT TO MORTGAGES